UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

BIOMOLECULAR LIFE HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Florida	33-0814123
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

888 Brickell Key Dr, # 306, Miami, FL	33131
(Address of principal executive offices)	(Zip Code)

877-646-4833

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
Common Stock, par value $0.0001 per share	OTC

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer	☒ Smaller reporting company
☒ Emerging growth company

BIOMOLECULAR LIFE HOLDINGS, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

EXPLANATORY NOTES

You should rely only on the information contained in this General Form for Registration of Securities on Form 10 (this “Registration Statement”) or to which we have referred you. We have not authorized anyone to provide you with information that is different. You should assume that the information contained in this Registration Statement is accurate as of the date of this Registration Statement only.

On the date of effectiveness of this Registration Statement, we will become subject to the requirements of Regulation 13(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be required to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The Company does not maintain any website.

As used in this Registration Statement, unless the context otherwise requires the terms “we,” “us,” “our,” and the “Company” refer to Biomolecular Life Holdings, Inc., a Florida corporation, and its subsidiaries.

Please see “Risk Factors” beginning on page 10 of this Registration Statement for additional information.

All historical share numbers have been adjusted to reflect a 1-for-20,000 reverse split that was effective April 16, 2026.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information (other than historical facts) set forth in this Registration Statement contains forward-looking statements within the meaning of the Federal Securities Laws, which involve a number of risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Forward-looking statements generally can be identified by use of the words “expect,” “should,” “intend,” “anticipate,” “will,” “project,” “may,” “might,” “potential” or “continue” and other similar terms or variations of them or similar terminology. Such forward-looking statements are included under Item 1. Business and Item 2. Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations. We caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such statements reflect the current views of our management with respect to our operations, results of operations and future financial performance. Forward-looking statements involve a number of risks, uncertainties or other factors beyond our control. Among the more significant risks are:

●	Prior to July 23, 2026, the Company was a “shell” company, as that term is defined in Rule 405 under the Securities Act and Rule 12b-2 under the Exchange Act, whose purpose was to locate and consummate a merger or acquisition with a private entity.

●

The Company has just begun to market and sell a line of dietary supplement products for humans and pets under the “Biomolecular Life” brand through an affiliated company and there is no assurance that the Company’s efforts will be successful.

●	The Company does not possess sufficient capital with which to expand its operations and there is no assurance that it will be able to obtain sufficient, or any, capital.

●	There is not an active trading market for the Company’s common stock and there is no assurance that any such market will ever develop.

●	There are significant risks associated with purchasing common stock of the Company.

We caution you that the foregoing list of important factors is not exclusive. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common stock, investors should be aware that the occurrence of the events described under the caption “Risk Factors” and elsewhere in this Registration Statement could have a material adverse effect on our business, results of operations and financial condition.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this Registration Statement to conform these statements to actual results or to changes in our expectations.

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Item 1. Business

General Background of the Company

Biomolecular Life Holdings, Inc. (“we”, “us”, “our” or the “Company”) traces its origins to Viral Genetics, Inc., which was incorporated in the State of California on July 11, 1995. The Company’s predecessor public company was originally incorporated in the State of Delaware on June 8, 1998 as HITECH INVESTMENT, INC. On April 22, 1999, the Company changed its name to 5 Star Living Online, Inc. On April 20, 2001, the Company entered into an agreement with Viral Genetics, Inc. (Viral), a California corporation, concerning an anticipated merger and on November 5, 2001, the Company changed its name to Viral Genetics, Inc. On November 26, 2012, the Company changed its name to VG Life Sciences, Inc. On January 27, 2023, the Company reincorporated in the State of Florida. On May 27, 2025, the Board of Directors approved a change of the Company’s name to SB Technology Holdings, Inc., which was approved and became effective on April 16, 2026. On June 15, 2026, the Board of Directors approved a change of the Company’s name to Biomolecular Life Holdings, Inc., which was approved and became effective June 16, 2026.

Recent Events

Removal of Sole Officer and Director. On June 5, 2026, by written consent of the holder of a majority of the voting power of the Company’s capital stock, William P. Farrand was removed for cause as a director and as an officer of the Company, effective immediately. Following such removal, Paul Strickland, the Company’s Secretary, served as the sole director and sole officer of the Company until the change of control described below.

Change in Control. On June 8, 2026, the Company entered into a Membership Interest Exchange and Change of Control Agreement (the “Exchange Agreement”) and consummated the transactions contemplated thereby. Pursuant to the Exchange Agreement, the Company acquired one hundred percent (100%) of the membership interests of Canvas 2709, LLC, a Florida limited liability company whose principal asset is real property located at 7311 NW 12th Street, Unit 15, Miami, Florida, and Selkirk Global Holdings, LLC transferred its 95,858,282 shares of Series A Preferred Stock, representing voting control of the Company, to The David and Jessika Contreras Living Trust. In connection with the closing, Paul Strickland resigned from all of his positions as a director and officer of the Company, and Jessika Contreras was appointed as the Company’s sole director and as President, Chief Executive Officer, Secretary and Treasurer. In connection with the foregoing, the Company changed its corporate name to Biomolecular Life Holdings, Inc. (See Item 7. Certain Relationships and Related Transactions).

Marketing Services and License Agreement. On July 23, 2026, the Company entered into a Marketing Services and License Agreement (the “Marketing Agreement”) with Biomolecular Life LLC, a Florida limited liability company (“BML”). BML develops, markets, and sells a line of dietary supplement products for humans and pets under the “Biomolecular Life” brand, including its BIOREVIT (vitality and energy support), IMMUNO (immune system support), and MEN (active men revitalization) products, together with such additional products as the parties may add by mutual written agreement (collectively, the “Products”).

Jessika Contreras, the Company’s sole director and its President, Chief Executive Officer, Secretary and Treasurer, is the manager of BML and executed the Marketing Agreement on behalf of both parties. The Marketing Agreement is, therefore, a related-party transaction and was approved by written consent of the Company’s Board of Directors and by written consent of the manager of BML, in each case following full disclosure of that common service and interest and in accordance with the applicable provisions of the Florida Statutes, respectively. (See Item 1A. Risk Factors and Item 7. Certain Relationships and Related Transactions). The Marketing Agreement was not negotiated at arm’s length and its terms may be less favorable to the Company than terms the Company could have obtained from an unaffiliated party.

Appointment and Services. BML has appointed the Company as BML’s exclusive provider of advertising, marketing, and promotion management services for the Products during the term. The Company is responsible for developing and executing the advertising and marketing strategy for the Products; planning, managing, and placing advertising; managing social media, digital marketing, and email marketing campaigns; developing marketing content and creative materials, subject to BML’s approval; managing promotional partnerships and affiliate and influencer programs; brand management for the Products; and providing marketing analytics and periodic reporting to BML.

License. BML has granted the Company a non-exclusive, royalty-free license during the term to use BML’s trademarks, service marks, trade names, trade dress, logos, and brand elements, including the name “Biomolecular Life” and the Product names, for all branding, marketing, advertising, and promotional purposes in connection with the Products and the parties’ business. The license is not limited to the performance of the services, and the Company may sublicense the marks to its contractors and service providers as reasonably necessary for those purposes. The marks are and remain the exclusive property of BML, all goodwill arising from the Company’s use inures solely to BML, and the license terminates upon termination of the Marketing Agreement.

Compensation. BML will pay the Company a marketing fee equal to fifteen percent (15%) of Net Revenue during the term (the “Marketing Fee”). “Net Revenue” means the gross amounts actually received by BML from sales of the Products during the applicable period, less (i) returns, refunds, and chargebacks; (ii) discounts, rebates, and allowances actually granted; (iii) sales, use, excise, value-added, and similar taxes collected from customers; and (iv) shipping and handling charges collected from customers and passed through to third parties. Within thirty (30) days after the end of each calendar quarter, BML must deliver to the Company a written report calculating Net Revenue for that quarter and pay the Marketing Fee then due. BML must maintain books and records sufficient to verify Net Revenue for at least three (3) years, and the Company may review those records not more than once in any twelve (12) month period, at the Company’s expense, solely to verify the Marketing Fee.

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Third-Party Costs. All third-party media, advertising, and promotional spend is subject to a budget approved in advance in writing by BML, and approved third-party costs are paid or reimbursed by BML. The Company bears its own internal personnel and overhead costs.

Allocation of Responsibility. As between the parties, BML remains solely responsible for the formulation, manufacture, labeling, packaging, pricing, sale, fulfillment, and customer service of the Products and for the substantiation of all claims made with respect to the Products, and has final approval over all marketing materials prior to their public use. The Company has no authority to execute contracts or make commitments on behalf of BML except as expressly authorized by BML in writing. The Company is an independent contractor of BML.

Term and Termination. The Marketing Agreement commenced on August 7, 2026 and continues for an initial term of one (1) year, automatically renewing for successive one (1) year terms unless either party gives written notice of non-renewal at least thirty (30) days before the end of the then-current term. Either party may terminate the Marketing Agreement at any time upon thirty (30) days’ prior written notice, and either party may terminate immediately upon an uncured material breach or upon specified insolvency events. The Marketing Agreement terminates automatically, without further action of the parties, upon the closing of any merger, acquisition, share exchange, or other business combination between the parties or their respective affiliates, unless the parties otherwise agree in writing.

Compliance; Other Terms. Each party has covenanted to comply with all laws applicable to its performance, including the Federal Food, Drug, and Cosmetic Act, the Dietary Supplement Health and Education Act of 1994, the Federal Trade Commission Act and the FTC’s advertising, endorsement, and testimonial guides, the CAN-SPAM Act, the Telephone Consumer Protection Act, and applicable state consumer protection laws. The Company may not make, or cause to be made, any claim regarding the Products that has not been approved by BML, and neither party may represent that the Products diagnose, treat, cure, or prevent any disease. The Marketing Agreement also contains customary confidentiality, indemnification, and limitation of liability provisions; the Company’s aggregate liability is capped at the Marketing Fees paid or payable in the twelve (12) months preceding the event giving rise to the claim, subject to exceptions for the confidentiality and indemnification provisions. Disputes are subject to binding arbitration in Miami-Dade County, Florida, and the Marketing Agreement is governed by Florida law.

The foregoing description of the Marketing Agreement is not complete and is qualified in its entirety by reference to the full text of the Marketing Agreement, a copy of which is filed as Exhibit 10.7 to this Registration Statement and is incorporated herein by reference.

Exit from Shell Status

Prior to July 23, 2026, the Company was a “shell” company, as that term is defined in Rule 405 under the Securities Act and Rule 12b-2 under the Exchange Act, whose purpose was to locate and consummate a merger or acquisition with a private entity. On July 23, 2026, the Company entered into the Marketing Agreement described above and commenced the operations described below under “Plan of Business.” The Company believes that, as a result, it is no longer a shell company,

Plan of Business

Upon execution of the Marketing Agreement, the Company ceased to be an entity whose sole purpose was to locate and consummate a business combination and commenced operations as a provider of marketing, advertising, and brand management services to companies in the dietary supplement and consumer wellness sector. The Company’s plan of business is set forth below. The plan is forward-looking, requires capital the Company does not presently have, and is subject to the risks described in Item 1A, “Risk Factors,” including the Company’s current dependence on a single related-party client and the ability of either party to terminate the Marketing Agreement on thirty (30) days’ notice. No assurance can be given that the Company will implement any portion of this plan.

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Phase One — Establish the marketing operation (months 1 through 6). During the first six months, the Company intends to: (i) engage a marketing director and creative, media-buying, and analytics personnel on a contract, part-time, or full-time basis as capital permits; (ii) implement a marketing technology stack, including web and commerce analytics, an email service provider, social media scheduling and listening tools, and affiliate and influencer tracking; (iii) complete a brand audit of the Products and adopt written brand guidelines with BML as contemplated by the quality control provisions of the Marketing Agreement; (iv) adopt a written advertising compliance program, including a documented claim-review and approval workflow with BML, covering structure/function claims under the Dietary Supplement Health and Education Act of 1994, substantiation requirements and the FTC’s endorsement and testimonial guides, and CAN-SPAM and Telephone Consumer Protection Act compliance; (v) agree the first annual third-party media budget with BML; (vi) launch paid search, paid social, email, and affiliate campaigns for the BIOREVIT, IMMUNO, and MEN products; and (vii) implement quarterly procedures to receive, test, and reconcile BML’s Net Revenue reports and the resulting Marketing Fee.

Phase Two — Reduce client concentration (months 6 through 18). The Company’s revenue is presently derived entirely from a single related-party client. The Company’s principal objective in the second phase is to reduce that concentration by marketing its services to unaffiliated brands. The Company intends to: (i) develop a standardized service offering and rate card, including percentage-of-revenue, monthly retainer, and fixed-fee project structures, so that the Company is not dependent on a revenue-share model that pays only if a client sells; (ii) solicit unaffiliated dietary supplement, pet wellness, functional food, and consumer health brands, with the stated objective that unaffiliated clients generate a majority of the Company’s revenue by the end of the phase; (iii) build a network of contract creative, media, and production vendors; (iv) develop case studies and performance data from the Product campaigns, subject to the confidentiality provisions of the Marketing Agreement; and (v) evaluate the addition of adjacent services, including fulfillment-adjacent marketing operations, subscription and retention program management, and marketplace channel management.

Phase Three — Owned brands and scale (months 18 through 36). In the third phase, the Company intends to evaluate transitioning from a services-only model, in which it markets brands owned by others, to a model in which it also owns brands and the associated intellectual property and revenue. Alternatives under consideration include the acquisition or in-licensing of one or more consumer wellness brands, the development of Company-owned brands, and a business combination with BML or another operating company. Any such transaction would require capital the Company does not presently have and, in the case of a business combination with BML or its affiliates, would cause the Marketing Agreement to terminate automatically by its terms. The Company has not entered into any agreement, arrangement, or understanding with respect to any such transaction.

Revenue model. The Company’s only contracted revenue source is the Marketing Fee, equal to 15% of BML’s Net Revenue from the Products. The Company therefore earns revenue only to the extent BML actually sells Products and actually collects the sales price, and the Company does not control BML’s formulation, pricing, inventory, fulfillment, or customer service, each of which BML retains under the Marketing Agreement. Because approved third-party media spend is paid or reimbursed by BML while the Company bears its own personnel and overhead, the Company’s margin is a function of its own cost structure rather than of media cost, but the Company will incur those personnel and overhead costs before, and regardless of whether, any Marketing Fee is earned.

Personnel and Facilities. As of the date of this Registration Statement, the Company has one part-time employee, who is also its sole officer and director. The Company intends to add marketing personnel on a contract or part-time basis as capital permits and does not expect to add full-time employees until unaffiliated client revenue supports the cost. The Company does not require, and does not intend to acquire, dedicated laboratory, manufacturing, or fulfillment facilities, because BML retains responsibility for those functions under the Marketing Agreement.

Capital Requirements and Milestones. The Company estimates that implementing Phase One will require additional capital, the amount of which will depend on the personnel and technology commitments the Company elects to make and on the timing of Marketing Fee receipts. The Company does not currently have sufficient working capital to fund its operations over the next twelve months and expects to fund the plan through a combination of Marketing Fee revenue, loans from affiliates, and future issuances of debt or equity securities, which would be dilutive to existing holders. The Company has no commitment from any person to provide such capital. The principal milestones by which management intends to measure progress are the adoption of the compliance program and brand guidelines, the first full quarter of Marketing Fee revenue, the engagement of the first unaffiliated client, and the point at which unaffiliated clients account for a majority of revenue. (See Item 2. Financial Information — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources).

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Competition

Following the execution of the Marketing Agreement, we face competition on two distinct levels. We compete directly for engagements to provide marketing, advertising, and brand management services. We are also exposed indirectly to the competition our client faces in selling the Products, because our Marketing Fee is calculated as a percentage of BML’s Net Revenue and we therefore earn revenue only to the extent the Products compete successfully. We have not commissioned or obtained any third-party market study, and the following discussion reflects management’s assessment rather than independent research.

Competition for Our Services. The market for marketing, advertising, and brand management services is intensely competitive, highly fragmented, and characterized by very low barriers to entry. We compete, or expect to compete, with:

● global advertising and marketing holding companies and their digital, media-buying, and performance marketing units;

● independent digital and performance marketing agencies, including agencies specializing in direct-to-consumer and subscription commerce;

● specialist agencies focused on dietary supplements, nutrition, and consumer wellness, which possess category experience and regulatory familiarity that we have not yet demonstrated;

● individual consultants, freelancers, and contractors engaged directly or through online talent marketplaces, which compete principally on price;

● influencer and affiliate marketing networks and software platforms that permit a brand to operate such programs without engaging an agency; and

● the self-service advertising, analytics, and retail media tools offered by the major advertising platforms and online marketplaces, which permit a brand to plan, place, and measure advertising without any intermediary.

The most significant competitor of any provider of marketing services is the prospective client’s own in-house marketing function. Many consumer brands perform some or all of these functions internally, and a prospective client’s decision to build an internal capability rather than engage a third party would eliminate the opportunity entirely.

Competition in our market is principally on the basis of demonstrated performance, category and regulatory expertise, price and fee structure, breadth of services offered, the experience of assigned personnel, and existing relationships. We have no operating history in this business, no completed client engagement other than our engagement by BML, and no performance record that we are presently able to present to a prospective client. Substantially all of our competitors have greater financial, personnel, technical, and creative resources than we do, together with longer operating histories, established client relationships, and existing case studies. We expect to be at a significant competitive disadvantage in competing for unaffiliated clients until we have developed a demonstrable performance record.

Competition Affecting the Products. Because our Marketing Fee is a percentage of BML’s Net Revenue, we bear indirect exposure to competitive conditions in the dietary supplement market even though we do not formulate, manufacture, price, sell, or fulfill any product. That market is large, highly fragmented, and intensely competitive. The Products compete with:

● diversified manufacturers with national retail distribution, mass and club channel shelf space, and substantial advertising budgets;

● direct-to-consumer and subscription supplement brands, many of which are venture-funded and compete aggressively for customer acquisition;

● private label and retailer-owned brands, which typically compete on price; and

● a large number of small sellers offering competing products through online marketplaces.

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Barriers to entry in the dietary supplement category are low. The U.S. Food and Drug Administration does not approve dietary supplements before they are marketed, and a firm is not required to provide the FDA with the evidence on which it relies to substantiate safety before or after it markets a product, except in the case of certain new dietary ingredients. The manufacturer or distributor bears the initial responsibility for ensuring that its products meet applicable safety standards and must have substantiation that any structure/function claim it makes is truthful and not misleading. The practical effect of this regulatory structure is that competing products can be brought to market quickly and at low cost, which increases the number of products competing for the same consumers and for the same advertising inventory, and which raises the cost of the advertising we will purchase on BML’s behalf.

We do not control any of the factors that determine whether the Products compete successfully. Under the Marketing Agreement, BML retains sole responsibility for the formulation, manufacture, labeling, packaging, pricing, sale, fulfillment, and customer service of the Products, and has final approval over all marketing materials before their public use. A competitive development that reduces BML’s Net Revenue will reduce our Marketing Fee, and we would have no contractual remedy.

Our Competitive Position. We are a new entrant with one client, one part-time executive officer, no employees dedicated to performing the services, no revenue to date under the Marketing Agreement, and limited capital. We own no brand, no product, no proprietary technology, and no patent, and the marks we use are licensed to us on a non-exclusive basis and revert to BML upon termination of the Marketing Agreement. We regard these as material competitive disadvantages, and we do not believe that we presently compete effectively for unaffiliated business.

We believe the following are the principal factors that may permit us to compete over time, although we can give no assurance that any of them will prove sufficient:

● our exclusive appointment as BML’s provider of the Services for the Products, which gives us a live account against which to build capability and, subject to BML’s consent under the confidentiality provisions of the Marketing Agreement, a performance record;

● the breadth of the license granted to us, which is not limited to the performance of the Services and permits us to sublicense the marks to our contractors and service providers, allowing us to add capacity without adding fixed personnel cost;

● the allocation to BML of approved third-party media and promotional spend, which means we are not required to fund media purchases out of our own working capital; and

● our status as a reporting company under the Exchange Act, which may improve our access to capital and afford a level of public disclosure that some prospective clients regard favorably.

Each of these factors is contingent. The exclusive appointment, the license, and the allocation of media cost all arise from a single agreement with a related party that either party may terminate on thirty (30) days’ notice, and none of them survives its termination. (See Item 1A. Risk Factors — Risks Related to the Marketing Agreement and Our Operating Business).

Other Information

The Company voluntarily filed this Registration Statement on Form 10 to make information concerning itself more readily available to the public and to become eligible for listing on the OTCQB market sponsored by OTC Markets Group Inc. There is no assurance that our common stock will be approved for listing on the OTCQB.

As a result of the Company’s registration with the SEC, the Company will be obligated to file interim and periodic reports including an annual report with audited financial statements. This obligation will substantially increase the expenses incurred by the Company.

The Company’s common stock is subject to quotation on the OTC Markets Group Inc. OTCID market (“OTCID”) under the symbol BIOM. There is currently only a limited trading market in the Company’s common stock. There can be no assurance that there will be an active trading market for our common stock following the effective date of this Registration Statement under the Exchange Act. If an active trading market commences, there can be no assurance as to the market price of our common stock, whether the trading market will provide liquidity to investors or whether any trading market will be sustained.

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Employees

As of the of this Registration Statement, we had one part-time employee, our sole officer and director.

Conflicts of Interest

There exist potential conflicts of interest between our Sole Officer and Director, Jessika Contreras, inasmuch as BML, the company with which the Company entered into the Marketing Agreement, is owned by Ms. Contreras and upon which the Company is dependent for generating revenues. Ms. Contreras intends to resolve any such conflicts of interest in accordance with her fiduciary duties owed to the Company.

Certain Regulatory Matters

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

The Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the Company’s first public offering of its securities, (b) in which the Company has total annual gross revenue of at least $1.235 billion, or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of the Company’s common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the Company’s common stock held by non-affiliates exceeds $250 million as of the end of the prior June 30th, or (2) the Company’s annual revenues exceeded $100 million during such completed fiscal year and the market value of the Company’s common stock held by non-affiliates exceeds $700 million as of the prior June 30th.

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Item 1A: Risk Factors

RISK FACTORS

The statements contained in this Form 10 that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition, results of operations or prospects could be harmed.

Risks Related to The Company

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the years ended December 31, 2025 and 2024, were prepared using the assumption that we will continue our operations as a going concern. Our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Our operations are dependent on our ability to raise sufficient capital or complete a business combination or asset acquisition as a result of which we become profitable. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. Although we have some cash on hand, there is not enough cash on hand to fund our administrative expenses and operating expenses for the next twelve months. Therefore, we may be unable to continue operations in the future as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in the Company’s shares of common stock.

The Company has a limited operating history and limited resources.

The Company has only recently emerged from “shell company” status and has no history of operations in the dietary supplement business. Currently, the Company has limited capital resources with which to generate revenues and there is no assurance that the Company will be able to obtain adequate capital with which to operate.

The Company is dependent on its key personnel, the loss of which would impair the Company’s ability to complete the acquisition of a target business or assets.

In its search to complete a business combination or asset acquisition, the Company is dependent upon the continued services of management, particularly Jessika Contreras, the Company’s President, Chief Executive Officer, Secretary, Treasurer and sole director. To the extent that the services of such persons become unavailable, the Company will be required to obtain other qualified personnel and there can be no assurance that we will be able to recruit one or more qualified persons upon acceptable terms.

The Company’s executive officers and directors may allocate their time to other businesses activities, thereby causing conflicts of interest as to how much time to devote to the Company’s affairs. This could have a negative impact on the Company’s ability to consummate a business combination or asset acquisition in a timely manner, if at all.

The Company’s executive officers and directors are not required and do not commit their full time to the Company’s affairs, which may result in a conflict of interest in allocating their time between the Company’s business and other businesses. The Company does not intend to have any full-time employees prior to the consummation of a business combination or asset acquisition. Our executive officers and directors are engaged in other business endeavors and they are not obligated to contribute any specific number of hours per week to the Company’s affairs.

If the other business affairs of our executive officers and directors require them to devote more time to such affairs, it could limit their ability to devote time to the Company’s affairs, which could have a negative impact on the Company’s ability to consummate a business combination or asset acquisition. Furthermore, we do not have an employment agreement with any of our executive officers or directors.

The Company’s executive officers are in a position to influence certain actions requiring shareholder vote.

Our directors and executive officers, who together own all of the issued and outstanding shares of our preferred stock, have no present intention to call for an annual meeting of shareholders to elect new directors prior to the consummation of a business combination or asset acquisition. As a result, our current directors will likely continue in office at least until the consummation of the business combination or asset acquisition. If there is an annual meeting of shareholders for any reason, management has broad discretion regarding proposals submitted to a vote by shareholders as a consequence of, among other things, the ownership by our executive officers of all of our outstanding shares of preferred stock, which shares of preferred stock have super-voting provisions. Accordingly, management will continue to exert substantial control at least until the consummation of a business combination or asset acquisition and the issuance of additional shares of our capital stock.

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Reporting requirements may delay or preclude a business combination.

Sections 13 and 15(d) of the Exchange Act require companies subject thereto to provide certain information about significant acquisitions, including certified financial statements for the company acquired, covering one, two, or three years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare such statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by the Company. Acquisition prospects that do not have or are unable to obtain the required audited statements may not be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

The Company will continue to be required to file quarterly reports on Form 10-Q and annual reports on Form 10-K, which annual report must contain the Company’s audited financial statements. As a reporting company under the Exchange Act, following any business combination, we will be required to file a report on Form 8-K (a so-called “Super 8-K’ wherein we provide “Form 10 information”). Audited financial statements must be filed with the SEC within five (5) days following the closing of a business combination. While obtaining audited financial statements is typically the responsibility of the acquired company, it is possible that a potential target company may be a non-reporting company with unaudited financial statements. The time and costs that may be incurred by some potential target companies to prepare such audited financial statements may significantly delay or may even preclude consummation of an otherwise desirable business combination. Acquisition prospects that do not have or are unable to obtain the required audited statements may not be appropriate for acquisition because we are subject to the reporting requirements of the Exchange Act.

We may be involved from time to time in legal proceedings and commercial or contractual disputes, which could have a material adverse effect on our business, results of operations and financial condition.

From time to time, we may be involved in legal proceedings and commercial disputes. Such proceedings or disputes are typically claims that arise in the ordinary course of business. There can be no assurance that such proceedings and claims, should they arise, will not have a material adverse effect on our business, results of operations and financial condition.

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Risks Related to the Company’s Business

All of our contracted revenue is derived from a single client that is controlled by our sole officer and director, and we did not negotiate the Marketing Agreement at arm’s length.

Our only revenue-producing agreement is the Marketing Agreement with BML. Jessika Contreras is our sole director and our President, Chief Executive Officer, Secretary and Treasurer, is the manager of BML, and signed the Marketing Agreement on behalf of both parties. No independent director, independent committee, or unaffiliated financial advisor evaluated the Marketing Agreement, and no fairness opinion was obtained. The 15% Marketing Fee, the allocation of third-party media costs, the termination provisions, and every other term were determined without arm’s-length negotiation and may be less favorable to us than terms available from an unaffiliated party. Ms. Contreras will face a continuing conflict of interest in administering the Marketing Agreement, including in approving marketing budgets, approving marketing materials, calculating Net Revenue, and deciding whether to enforce, amend, renew, or terminate the agreement. We cannot assure you that these conflicts will be resolved in our favor.

Either party may terminate the Marketing Agreement on thirty days’ notice for any reason, and we would then have no operating business.

The Marketing Agreement has an initial term of only one year and may be terminated by either party at any time, for any reason or no reason, on thirty (30) days’ prior written notice. Because BML is controlled by our sole officer and director, the decision whether to terminate the Marketing Agreement rests with the same person who controls us. If the Marketing Agreement is terminated or not renewed, we would lose our only source of revenue, our license to use the “Biomolecular Life” marks would terminate, we would have no operating business, and we would likely again be deemed a shell company. Our business plan is therefore dependent on an agreement that our counterparty may end on thirty days’ notice.

The Marketing Agreement terminates automatically if we complete a business combination with BML or its affiliates.

The Marketing Agreement terminates automatically, without further action of the parties, upon the closing of any merger, acquisition, share exchange, or other business combination between us and BML or our respective affiliates, unless the parties otherwise agree in writing. A combination with BML is one of the alternatives management has identified under “Plan of Business — Phase Three.” If we pursued such a transaction without a written agreement preserving the Marketing Agreement, the agreement on which our operating business depends would terminate at the moment of closing.

We are paid only if BML sells Products, and we do not control the factors that determine whether it does.

The Marketing Fee is calculated as a percentage of BML’s Net Revenue, which means we earn nothing unless BML actually sells Products and actually collects payment for them. Under the Marketing Agreement, BML retains sole responsibility for the formulation, manufacture, labeling, packaging, pricing, sale, fulfillment, and customer service of the Products, and has final approval over all marketing materials before public use. A supply interruption, a manufacturing or quality problem, a pricing decision, a regulatory action against the Products, a decision by BML not to approve marketing materials, or simple lack of consumer demand would reduce or eliminate our revenue, and we would have no contractual remedy. In addition, we must rely on BML’s own books and records for the calculation of Net Revenue, and our audit right is limited to one review in any twelve-month period, at our expense.

We must incur personnel and overhead costs before we earn any Marketing Fee, and we may never become profitable.

Under the Marketing Agreement, approved third-party media and promotional spend is paid or reimbursed by BML, but we bear our own internal personnel and overhead costs. To perform the services and to implement our Plan of Business we will need to engage marketing personnel and acquire marketing technology, and we will incur those costs in advance of, and without regard to, the Marketing Fees we ultimately earn. Marketing Fees are payable only quarterly, within thirty days after the end of each calendar quarter, which will further strain our working capital. We do not currently have sufficient working capital to fund our operations over the next twelve months.

We have no operating history in the marketing services business.

Neither we nor our sole officer has previously operated a marketing services business as a public company. We have no historical revenue, no historical cost structure, and no historical client relationships against which investors can evaluate our Plan of Business. Our estimates of the personnel, technology, and capital required to perform the services and to attract unaffiliated clients may prove materially inaccurate, and our financial statements included in this Registration Statement reflect no operations under the Marketing Agreement.

We have not yet obtained any unaffiliated client, and we may never do so.

A central element of our Plan of Business is reducing our dependence on a single related-party client by obtaining unaffiliated clients. We have no unaffiliated client, no letter of intent, and no pipeline that we can presently disclose. The marketing services market is highly competitive and includes advertising agencies, digital marketing firms, and in-house marketing departments with far greater resources, personnel, and track records than we have. If we do not obtain unaffiliated clients, our revenue will remain entirely dependent on a single related party.

Our business is subject to extensive advertising and dietary supplement regulation, and a violation could result in enforcement action against us.

The advertising and promotion of dietary supplements is regulated by the Federal Trade Commission under the Federal Trade Commission Act and the FTC’s Guides Concerning the Use of Endorsements and Testimonials in Advertising, and by the Food and Drug Administration under the Federal Food, Drug, and Cosmetic Act and the Dietary Supplement Health and Education Act of 1994. Email and telephone marketing are separately regulated under the CAN-SPAM Act and the Telephone Consumer Protection Act, and state consumer protection statutes apply as well. Claims that a product diagnoses, treats, cures, or prevents a disease may cause the product to be regulated as an unapproved new drug. Although the Marketing Agreement allocates responsibility for Product formulation, labeling, and claim substantiation to BML and prohibits us from making unapproved claims, a regulator, a state attorney general, a competitor, or a private plaintiff could nevertheless proceed against us for advertising we plan, place, or disseminate, including advertising created by affiliates or influencers we manage. Defending such a proceeding would be expensive, and an adverse outcome could result in injunctive relief, monetary relief, or the loss of the Marketing Agreement.

We have no ownership of the brand we market, and our license is non-exclusive and terminable.

The “Biomolecular Life” name, the Product names, and the related trade dress and brand elements are owned by BML, not by us. Our license is non-exclusive and royalty-free, terminates when the Marketing Agreement terminates, and all goodwill arising from our use inures solely to BML. Marketing materials we create specifically for the Products are assigned to BML upon payment of the Marketing Fee for the period in which they were created. Accordingly, the value we generate through brand building accrues to BML, and we would retain no residual interest in it if the Marketing Agreement ended. In addition, we are not aware of the status of any trademark registration or application for the marks, and if BML’s rights in the marks were successfully challenged, our ability to perform the services could be impaired.

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Our sole officer divides her time between us and BML.

Our sole officer and director is not required to devote her full time to our affairs and simultaneously serves as the manager of BML, our only client. Until we engage additional personnel, she will perform the services we owe to BML on our behalf while also directing BML, the party to whom those services are owed and who approves our work and calculates our fee. The amount of time she will devote to our affairs is not fixed by contract, and we have no employment agreement with her.

Risks Related to Our Common Stock

We were a shell company, our common stock is a penny stock, and we may be deemed to remain a shell company.

Prior to July 23, 2026, the Company had no revenues, nominal assets and no specific business plan or purpose other than to seek new business opportunities or to engage in a merger or acquisition involving an unidentified company or assets, and the Company was a shell company. On July 23, 2026, the Company entered into the Marketing Agreement and adopted the Plan of Business described in Item 1 and the Company believes that it thereupon ceased to be a shell company. Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act define a shell company as an issuer that that has no or nominal operations and either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents, or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. A shell issuer may also be a blank check company or a blind pool company, a company in the developmental stage, any company that has no specific business plan or purpose, or a company that has as its business plan to merge with or acquire an unidentified third party.

Whether an issuer is a shell company is a facts-and-circumstances determination, and the SEC staff may disagree with our conclusion. As of the date of this Registration Statement we have not yet generated any revenue under the Marketing Agreement, we have no employees dedicated to performing the services, and our only client is an entity controlled by our sole officer and director. If the staff were to take the position that our operations remain nominal, or if the Marketing Agreement were terminated, we would be, or would again become, a shell company. In that event the consequences described in the following risk factors, including the unavailability of Rule 144 and Form S-8 and the limitations of amended Rule 15c2-11, would continue to apply. In addition, even if we have ceased to be a shell company, Rule 144(i) applies to an issuer that has at any time previously been a shell company, and the resale limitations described below will continue to apply until the conditions of Rule 144(i)(2) are satisfied.

Our common stock is considered to be a “penny stock,” as defined in Rule 3a51-1 promulgated by the SEC under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. These disclosure rules have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. So long as our common stock is subject to the penny stock rules, it may be more difficult to sell our common stock.

As a shell issuer, the safe harbor provided by Rule 144 promulgated under the Securities Act is unavailable for resales of our restricted shares of common stock by our security holders, which thereby decreases the liquidity in our stock.

Effect of Amended Rule 15c2-11 on the Company’s securities.

The SEC released and published a Final Rulemaking on Publication or Submission of Quotations without Specified Information amending Rule 15c2-11 under the Exchange Act (“Amended Rule 15c2-11”). To be eligible for public quotations on an ongoing basis, Amended Rule 15c2-11 modified the “piggyback exemption” that required that (i) the specified current information about the company is publicly available, and (ii) the security is subject to a one-sided (i.e., a bid or offer) priced quotation, with no more than four business days in succession without a quotation. Under Amended Rule 15c2-11, shell companies like the Company may only rely on the piggyback exemption in certain limited circumstances. The Amended Rule 15c2-11 will require, among other requirements, that a broker-dealer has a reasonable basis for believing that information about the issuer of securities is accurate. Our security holders may find it more difficult to deposit common stock with a broker-dealer, and if deposited, more difficult to trade the securities on the Pink Sheets. The Company intends to provide the specified current information under the Exchange Act but there is no assurance that a broker-dealer will accept our common stock or if accepted, that the broker-dealer will rely on our disclosure of the specified current information.

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We are not eligible to register our securities on Form S-8.

Shell companies are prohibited from using Form S-8 to register securities under the Securities Act. If a company ceases to be a shell company, it may use Form S-8 sixty calendar days later, provided it has filed all reports and other materials required to be filed under the Exchange Act during the preceding 12 months (or for such shorter period that it has been required to file such reports and materials after the company files “Form 10 information,” which is information that a company would be required to file in a registration statement on Form 10 if it were registering a class of securities under Section 12 of the Exchange Act). This information would normally be reported on a current report on Form 8-K reporting the completion of a transaction that caused the company to cease being a shell company.

The safe harbor under Rule 144 is not available for the resale of our securities.

Subsection (i) of Rule 144 promulgated under the Securities Act provides that Rule 144 is not available for the resale of securities initially issued by an issuer that is a shell company. We have identified our company as a shell company and, therefore, the holders of our securities may not rely on Rule 144 to have the restriction removed from their securities without registration or until the Company is no longer identified as a shell company and has filed all requisite periodic reports under the Exchange Act for the period of twelve (12) months.

As a result of our classification as a shell company, our investors are not allowed to rely on the “safe harbor” provisions of Rule 144 so as not to be considered underwriters in connection with the sale of our securities until one year from the date that we cease to be a shell company. This will likely make it more difficult for us to attract additional capital through subsequent unregistered offerings while we remain a shell company because purchasers of securities in such unregistered offerings will not be able to resell their securities in reliance on Rule 144, a safe harbor on which holders of restricted securities usually rely to resell securities in the absence of the registration of such securities.

There is very limited liquidity of the Company’s common stock.

Our common stock is thinly traded on the Pink Sheets and there is a very limited market in our common stock. As a result, there is only limited liquidity in our common stock.

No public market for the Company’s shares may ever develop and as a result, the liquidity of any outstanding shares will be limited.

The Company’s common stock is not currently listed or traded on any exchange. There is no assurance, even if such shares are accepted for listing or quotation, that any market will develop or that the Company will locate a broker interested in or qualified in handling the Company’s securities. In such event, the ability of any shareholder to sell the Company’s securities owned by such shareholder will be limited.

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There are significant limitations on a shareholder’s ability to re-sell shares of the Company’s common stock.

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws. The holders of our shares of Common Stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTCQB Market (“OTCQB”), investors should consider any secondary market for our securities to be a limited one. We intend to seek coverage and publication of information regarding our Company in an accepted publication which permits a “manual exemption.” This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals, while some states do not have any provisions and therefore do not expressly recognize the manual exemption.

Accordingly, shares of our common stock should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Possible classification as a penny stock, which may increase reporting obligations for any transaction and additional burden on any potential broker.

If a public market develops for our securities following a business combination or asset acquisition, such securities may be classified as penny stock depending upon the market price and the manner in which they are traded. The SEC has adopted Rule 15g-9, which establishes the definition of a “penny stock”, for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share and that is admitted to quotation but does not trade on NASDAQ or a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules require the delivery by the broker of a document to investors, stating the risks of investment in penny stocks, the possible lack of liquidity, commissions paid, current quotation and investors’ rights and remedies, a special suitability inquiry, regular reporting to the investor and other requirements.

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The Company is an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

A requirement to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis included in an initial public offering registration statement;

●	An exemption to provide less than five years of selected financial data in an initial public offering registration statement;

●	An exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting;

●	An exemption from compliance with any new or revised financial accounting standards until they would apply to private companies;

●	An exemption from compliance with any new requirement adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statement of the issuer; and reduced disclosure about our executive compensation arrangements

An emerging growth company is also exempt from Section 404(b) of the Sarbanes Oxley Act, which requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. Similarly, as a Smaller Reporting Company we are exempt from Section 404(b) of the Sarbanes-Oxley Act and our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until such time as we cease being a Smaller Reporting Company.

As an emerging growth company, we are exempt from Section 14A (a) and (b) of the Exchange Act, which require stockholder approval of executive compensation and golden parachutes.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would cease to be an emerging growth company upon the earliest of:

●	The first fiscal year during which our total annual gross revenues were $1.235 billion or more;

●	The first fiscal year following the fifth anniversary of the filing of this Form 10;

●	The date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

●	The date on which we are deemed to be a large accelerated filer as defined in Rule 12b-2 of the Securities Exchange Act of 1934.

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The Company is a smaller reporting company, and if the Company takes advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make the securities of the Company less attractive to investors and may make it more difficult to compare the Company’s performance with other public companies.

The Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the Company’s common stock held by non-affiliates equals or exceeds $250 million as of the end of the prior June 30th, or (2) the Company’s annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of the Company’s common stock held by non-affiliates exceeds $700 million as of the prior June 30th. To the extent the Company takes advantage of such reduced disclosure obligations, it may also make comparison of the Company’s financial statements with other public companies difficult or impossible.

Your percentage of ownership in the Company may be diluted in the future.

Your percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including shares issued in connection with a business combination and equity awards that we expect will be granted to our directors, officers and employees, whether prior to or following the closing of a business combination or asset acquisition.

Certain provisions in our articles of incorporation and bylaws, as amended, and of Florida law, may prevent or delay an acquisition of the Company, which could decrease the trading price of our common stock.

Our articles of incorporation and our bylaws, as well as Florida corporate law, contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the acquirer and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

●	the inability of our stockholders to call a special meeting;

●	limitations on the ability of our stockholders to present proposals or nominate directors for election at stockholder meetings;

●	the right of our board of directors to issue preferred stock without stockholder approval; and

●	the ability of our directors to fill vacancies on our board of directors.

Florida law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

We believe these provisions may help protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make our Company immune from takeovers. In addition, although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management team by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We do not expect to pay any cash dividends for the foreseeable future.

We have not declared any cash dividends. We currently intend to retain any future earnings to finance our business operations, which involve only the search for a target business or assets, and, therefore, we do not anticipate that we will pay any cash dividends on shares of our common stock in the foreseeable future. Any determination to pay dividends in the future, whether before or after a business combination or asset acquisition, will be at the discretion of our board of directors and will be dependent upon our future financial condition, results of operations and capital requirements, general business conditions and other relevant factors as determined by our board of directors. Accordingly, if you purchase shares of our common stock, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock. See “Dividend Policy.”

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, whether before or following the closing of a business combination or asset acquisition, our stock price and any trading volume could decline.

The trading market for our securities, whether before or following the closing of a business combination or asset acquisition, depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not influence or control the reporting of these analysts. If one or more of the analysts who do cover us downgrade or provide a negative outlook on our company or our industry, or the stock of any of our competitors, the price of our common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause the price of our common stock to decline.

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Item 2. Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations and our financial statements and related notes included elsewhere in this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those described below.

Overview

Through the periods covered by the financial statements included in this Registration Statement, we had no operations from a continuing business other than the expenditures related to running the Company.

However, following the execution of the Marketing Agreement on July 23, 2026, we began business operations and we expect to generate revenue in the form of the Marketing Fee, equal to 15% of BML’s Net Revenue from sales of the Products, payable quarterly within thirty days after the end of each calendar quarter. During the next 12-month period we anticipate incurring costs in connection with engaging marketing personnel and contractors, implementing marketing technology and an advertising compliance program, filing SEC reports, and evaluating complementary business opportunities. Because the Marketing Fee is payable only if and to the extent BML sells Products and collects payment, we cannot predict the amount or timing of any revenue under the Marketing Agreement.

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Once we have developed and begun to implement our business plan, management intends to fund our working capital requirements through a combination of our existing funds and future issuances of debt or equity securities. Our working capital requirements are expected to increase in line with the implementation of our business plan.

We do not possess sufficient working capital to fund our operations over the next 12 months and there is no assurance that we will be able to obtain needed capital. To obtain capital we expect that we will be required to issue our securities and/or enter into loan agreements.

Issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences, or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be successful in implementing our dietary supplement business plan.

We anticipate that we will incur operating losses in the next 12 months, principally costs related to our being obligated to file reports with the SEC. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Such risks include, but are not limited to, an evolving and unpredictable business model, recognition of revenue sources and the management of growth. To address these risks, we must, among other things, develop, implement, and successfully execute our business strategy, respond to competitive developments, and attract, retain, and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business prospects, financial condition, and results of operations.

Going Concern

We have only limited capital. Additional financing is necessary for us to continue as a going concern. The report of the independent registered public accounting firm accompanying our financial statements for the years ended December 31, 2025 and 2024, contained an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared “assuming that we will continue as a going concern”, which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business.

Results of Operations

Three Months Ended March 31, 2026 and 2025

During the three months ended March 31, 2026 and 2025, we had no operations other than incurring expenditures related to running the Company, and we generated no revenues. Our operating expenses for the same periods were comprised of $60,000 and $60,000, respectively, of officer compensation expense and of $4,000 and $4,600, respectively, of general and administrative (“G&A”) expenses. Operating expenses were substantially unchanged between the periods.

Our major expenses consist of fees to consultants, lawyers and accountants incurred in connection with our plans to become an SEC reporting company. We also incur administrative expenses attendant to the trading of our common stock and the cost of maintaining our corporate charter. As a result of filing this Registration Statement, we have undertaken the obligation to file periodic reports with the SEC, which will entail payment of professional fees to accountants and lawyers. We expect the level of our operating expenses will increase as we expand our business operations in keeping with out dietary supplement business plan.

During the three months ended March 31, 2026, we incurred interest expense of $10,123 and a loss due to the change in fair value of derivatives of $262,948. During the three months ended March 31, 2025, we incurred interest expense of $4,288 and a loss due to the change in fair value of derivatives of $11,743.

For the three months ended March 31, 2026, we had a net loss of $337,071 compared to a net loss of $80,631 for the three months ended March 31, 2025. The increase in our net loss is mainly due to the increase of the loss for the change in fair value of derivatives.

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Years Ended December 31, 2025 and 2024

During the years ended December 31, 2025 and 2024, we had no operations other than incurring expenditures related to running the Company, and we generated no revenues. Our operating expenses for the same periods were comprised of $240,000 and $240,658, respectively, of officer compensation expense and of $56,553 and $18,803, respectively, of G&A expenses. The increase in operating expenses was mainly due to the increase of professional fees and expenses incurred in connection with the audit of our financial statements and our plans to become an SEC reporting company.

During the year ended December 31, 2025, we incurred interest expense of $18,953, a loss on the issuance of derivatives of $11,488 and a loss due to the change in fair value of derivatives of $23,167. During the year ended December 31, 2024, we incurred interest expense of $16,801 and a gain due to the change in fair value of derivatives of $58,437.

For the year ended December 31, 2025, we had a net loss of $350,161 compared to $217,825 for the year ended December 31, 2024. The increase in our net loss is mainly due to the increase of G&A expenses and to losses related to our derivative liabilities in the current year compared to a derivative gain in the previous year.

Liquidity and Capital Resources

At March 31, 2026, we had no cash on hand and there were outstanding liabilities of $3,525,433, the majority of which were amounts owed to a related party and for the derivative liability. Our working capital deficit at March 31, 2026, was $3,525,433.

For the three months ended March 31, 2026, the Company used $4,000 of cash for operations and received $4,000 from financing activities.

At December 31, 2025, we had no cash on hand and there were outstanding liabilities of $3,188,362, the majority of which were amounts owed to a related party and for the derivative liability. Our working capital deficit at December 31, 2025, was $3,188,362.

For the year ended December 31, 2025, the Company used $56,553 in cash for operations and received $56,553 from financing activities.

Paul Strickland, our former Secretary and Director, individually, and through Selkirk Global Holdings, LLC, an entity controlled by him, has, in the past, funded our limited operations by making advances of funds to cover our operating expenses. The advances are repayable upon demand and the obligations do not bear interest. We do not expect that Strickland, directly or through Selkirk Global Holdings, LLC, will fund our operations in future periods.

Our management is not required to fund our operations by any contract or other obligation. In the event that we undertake to complete an acquisition that requires financing, we will likely depend on an outside source for such financing. However, we have not identified any debt or equity financing sources that can be relied upon to provide such financing.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements which have been prepared under accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of financial statements in conformity with US GAAP requires our management to make estimates and assumptions that affect the reported values of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported levels of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.

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Below is a discussion of accounting policies that we consider critical to an understanding of our financial condition and operating results and that may require complex judgment in their application or require estimates about matters which are inherently uncertain. A discussion of our significant accounting policies, including further discussion of the accounting policies described below, can be found in Note 2, “Summary of Significant Accounting Policies” of our Consolidated Financial Statements.

Debt Modifications and Extinguishments. The Company evaluates amendments to debt agreements in accordance with applicable U.S. GAAP to determine whether a modification of an existing debt instrument should be accounted for as a continuation of the original debt or as an extinguishment of the original debt and issuance of new debt. In making this determination, the Company considers both quantitative and qualitative factors, including whether the modification results in substantially different terms. For modifications involving debt with the same lender that are not considered substantially different, the Company accounts for the transaction as a debt modification. Any fees paid to or received from the existing lender, together with any unamortized debt issuance costs or discounts, are adjusted against the carrying amount of the debt and amortized prospectively over the remaining or revised term using the effective interest method.

If the modified terms are determined to be substantially different, or if the debt is exchanged with a different lender, the transaction is accounted for as a debt extinguishment. In such cases, the original debt and any related unamortized debt discounts, premiums, issuance costs, and associated liabilities are derecognized, the new debt is recognized at its initial carrying amount, and any resulting gain or loss is recognized in the consolidated statements of operations in the period of the extinguishment.

For modifications of convertible debt or debt containing embedded features, the Company also evaluates whether any changes to the conversion terms, embedded derivatives, or other features require separate accounting under applicable U.S. GAAP, including ASC 470, Debt, and ASC 815, Derivatives and Hedging.

Related Parties. We follow subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

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The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.”

Recently Issued Accounting Pronouncements. The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Item 3. Properties

We do not own any real property.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Set forth below is information regarding the beneficial ownership of our common stock as of the date of this Registration Statement by (i) each of our directors and executive officers, (ii) each person whom we know owned, beneficially, more than 5% of the outstanding shares of our common stock, and (iii) all of our current directors and executive officers as a group. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares beneficially owned.

Name of Shareholder	Number of Shares Beneficially Owned		% Beneficially Owned(1)	Effective Voting Power (2)
Common Stock
Executive Officers and Directors
Jessika Contreras	95,858,282	(3)(4)	65.20%	99.99%
Officers and directors, as a group (1 person)	95,858,282	(3)(4)	65.20%	99.99%
5% Owners
The David and Jessika Contreras Living Trust (5)	95,858,282	(3)	65.20%	99.99%
Biomolecular Life Holdings, Inc. Special Acquisition Account	50,000,000	(6)	34.01%	0%
Series A Preferred Stock(7)(8)
The David and Jessika Contreras Living Trust(4)	95,858,282		100%	99.99%

(1)

Based on (a) 147,019,877 shares of common stock outstanding, which includes (1) 51,161,595 issued shares and (2) 95,858,282 unissued shares of common stock that underlie outstanding shares of currently convertible Series A Preferred Stock and (b) 95,858,282 shares of Series A Preferred Stock, respectively.

(2)	Based on 958,585,820,000 eligible votes.
(3)	None of these shares is issued, but underlie outstanding shares of currently convertible Series A Preferred Stock.
(4)	The shares of Series A Preferred Stock which are convertible into these shares of common stock are owned of record by The David and Jessika Contreras Living Trust, the trustee of which is Jessika Contreras, our Sole Officer and Director. See Note 5 below.
(5)	The trustee of this trust is Jessika Contreras, our Sole Officer and Director; the address of this shareholder is 1395 Brickell Avenue, Suite 800, Miami, Florida 33131.
(6)	These shares were issued by our company and are held in a Special Acquisition Account for use in a yet-to-be-determined future acquisition transaction. Our Board of Directors has determined that, in any shareholder vote involving our outstanding common stock, we will abstain from voting these shares.
(7)	Each share of the Series A Preferred Stock shall have the right to 10,000 votes is all matters requiring shareholder approval.
(8)	Our Sole Officer and Director, Jessika Contreras, as the trustee of The David and Jessika Contreras Living Trust, will be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. See Note 7 above.

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Item 5. Directors and Executive Officers

Our directors and executive officers, and their ages as of the date of this Registration Statement, are as follows:

Name	Position	Age
Executive Officers:
Jessika Contreras	President, Chief Executive Officer, Secretary, Treasurer and Sole Director	43

Our directors hold office until the next annual meeting of shareholders and until his or her successor(s) have been duly elected and qualified. Directors are elected at the annual meetings to serve for one-year terms. Officers are elected by, and serve at the discretion of, the board of directors.

Jessika Contreras – Ms. Contreras has served as the Company’s sole director and as its President, Chief Executive Officer, Secretary and Treasurer since June 2026. She serves as Trustee of The David and Jessika Contreras Living Trust, which holds all of the Company’s outstanding Series A Preferred Stock representing voting control of the Company, and as Manager of Canvas 2709, LLC, the Florida limited liability company whose principal asset is the real property being acquired by the Company. Ms. Contreras is a real estate professional with experience in residential real estate sales and property investment.

During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act will require our executive officers and directors and persons who own more than 10% of our common stock to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Form 3, 4 and 5, respectively. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish our company with copies of all Section 16(a) reports they file.

Board Committees

We do not have a formal Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee. As our business expands, particularly following the closing of a business combination or asset acquisition, our board of directors will evaluate the necessity of forming one or more of the aforementioned committees.

Code of Ethics

We have not adopted a code of ethics to apply to our executive officers, directors or persons performing similar functions.

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Item 6. Executive Compensation.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation paid, distributed or accrued by us for the years ended December 31, 2025 and 2024, by our principal executive officer and our other highly compensated executive officers who served during 2025 (“Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)	Total ($)
William Farrand,	2025	$0	$0	$0
Former President and Chief Executive Officer	2024	$0	$0	$0
Paul Strickland,	2025	$0	$0	$0
Former Acting President and Secretary	2024	$0	$0	$0
Jessika Contreras,	2025	$0	$0	$0
President and Chief Executive Officer(1)	2024	$0	$0	$0

(1) Ms. Contreras did not become an officer of the Company until June 8, 2026.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

We have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to our directors or our Named Executive Officers at, following, or in connection with the resignation, retirement or other termination of such persons, or a change in control of our company or a change in the responsibilities of our directors or Named Executive Officers following a change in control.

Option Grants

We have not granted any stock options or restricted stock to any of our Named Executive Officers or directors.

Aggregated Option Exercises and Fiscal Year-End Option Value

No stock options have been granted to or exercised by our Named Executive Officers or directors.

Long-Term Incentive Plan (“LTIP”) Awards.

We have not granted any LTIP awards to any of our Named Executive Officers or directors.

Corporate Governance

We do not have an audit committee or a compensation committee. We also do not have an audit committee financial expert, because the cost related to retaining a financial expert at this time would be prohibitive in our circumstances. Further, because there are only development stage operations occurring at the present time, we believe the services of a financial expert are not warranted. We do not currently have any independent directors as defined by Marketplace Rule 5605(a)(2) of the Nasdaq Stock Market, Inc.

Employment Agreements

We have not entered into any employment agreements with any of our Named Executive Officers.

Director Compensation

Our Directors are not compensated for their serving as directors of the Company.

Item 7. Certain Relationships and Related Transactions.

Since January 1, 2023, the Company has engaged in the related party transactions set forth below.

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Change in Control

On June 8, 2026, the Company entered into a Membership Interest Exchange and Change of Control Agreement (the Exchange Agreement) and consummated the transactions contemplated thereby. Pursuant to the Exchange Agreement, the Company acquired one hundred percent (100%) of the membership interests of Canvas 2709, LLC, a Florida limited liability company whose principal asset is real property located at 7311 NW 12th Street, Unit 15, Miami, Florida, and Selkirk Global Holdings, LLC transferred its 95,858,282 shares of Series A Preferred Stock, representing voting control of the Company, to The David and Jessika Contreras Living Trust. In connection with the closing, Paul Strickland resigned from all of his positions as a director and officer of the Company, and Jessika Contreras was appointed as the Company’s sole director and as President, Chief Executive Officer, Secretary and Treasurer. In connection with the foregoing, the Company changed its corporate name to Biomolecular Life Holdings, Inc.

Marketing Agreement

Marketing Services and License Agreement. On July 23, 2026, the Company entered into a Marketing Services and License Agreement (the Marketing Agreement) with Biomolecular Life LLC, a Florida limited liability company (“BML”). BML develops, markets, and sells a line of dietary supplement products for humans and pets under the “Biomolecular Life” brand, including its BIOREVIT (vitality and energy support), IMMUNO (immune system support), and MEN (active men revitalization) products, together with such additional products as the parties may add by mutual written agreement (the Products).

Jessika Contreras, the Company’s sole director and its President, Chief Executive Officer, Secretary and Treasurer, is the manager of BML and executed the Marketing Agreement on behalf of both parties. The Marketing Agreement is, therefore, a related-party transaction and was approved by written consent of the Company’s Board of Directors and by written consent of the manager of BML, in each case following full disclosure of that common service and interest and in accordance with the applicable provisions of the Florida Statutes, respectively. (See Item 1. Business). The Marketing Agreement was not negotiated at arm’s length and its terms may be less favorable to the Company than terms the Company could have obtained from an unaffiliated party.

Share Issuance to Special Acquisition Account

On June 4, 2026, we issued 50,000,000 shares of our common stock to a special acquisition account of our company, for use in a yet-to-be-determined acquisition transaction. Our Board of Directors has determined that, in any shareholder vote involving our outstanding common stock, we will abstain from voting these shares.

Removal of Sole Officer and Director

On June 5, 2026, by written consent of the holder of a majority of the voting power of the Company’s capital stock, William P. Farrand was removed for cause as a director and as an officer of the Company, effective immediately. Following such removal, Paul Strickland, the Company’s Secretary, served as the sole director and sole officer of the Company until the June 8, 2026, change in control described above.

Loans from Paul Strickland

During the year ended December 31, 2022, the Company’s management directly paid for various company expenses in the amount of $6,173. A convertible exchange note was issued for the amount due on January 23, 2024.

As of March 31, 2026 and December 31, 2025, the outstanding balance payable to Mr. Strickland as a result of the foregoing loan was $6,173 and $6,173, respectively.

Management Agreement with Selkirk Global Holdings, LLC

As of March 31, 2026, December 31, 2025 and 2024, Selkirk Global Holdings, LLC, a company wholly owned by Paul Strickland, the Company’s Secretary, was owed $1,284,986, $1,224,986 and $984,986, respectively, in unpaid management fees pursuant to a November 24, 2020 Management Agreement. The unpaid management fees are unsecured, non-interest bearing, and due on demand.

Loans from Selkirk Global Holdings, LLC

On October 10, 2022, the Company issued a $50,000, 10% convertible promissory note to Selkirk Global Holdings, LLC, (the “Note”). The Note matured October 9, 2023, has a 10% OID and is convertible into the Company’s common stock at a price equal to 55% of the average closing price of the Company’s common stock during the 20 consecutive trading days prior to the date on which the holder elects to convert all or part of the Note. The Note is being funded through the direct payment of Company expenses. As of December 31, 2025, $48,084 has been used for expenses, plus $4,851 OID. As of December 31, 2024, $47,426 has been used for expenses, plus $4,785 OID. On November 6, 2025, the Company entered into a Forbearance Agreement with Selkirk Global Holdings, LLC related to its October 10, 2022 Convertible Note Agreement. Under the agreement, the lender agreed to waive existing events of default and forbear from exercising its remedies through December 31, 2026, provided the Company complies with the terms of the agreement, including timely payment of accrued interest and satisfaction of all obligations under the note.

During the year ended December 31, 2025, Selkirk Global Holdings, LLC, a company wholly owned by Paul Strickland, the Company’s Secretary, directly paid for various Company expenses in the amount of $658. These payments are deemed to be a loan by Mr. Strickland to the Company, which loan is unsecured, non-interest bearing, and due on demand.

As of March 31, 2026, December 31, 2025 and 2024, the outstanding balances payable to Selkirk Global Holdings, LLC as a result of the foregoing loans were $52,935, $52,935 and $52,211, respectively.

Management Agreement with Jim Wolff

As of March 31, 2026, December 31, 2025 and 2024, Jim Wolff, the Company’s former CEO, was owed $272,661, $272,661 and $272,661, respectively, in unpaid management fees pursuant to a November 19, 2020 Management Agreement. The unpaid management fees are unsecured, non-interest bearing, and due on demand.

On December 7, 2023, the Company issued 1,900,096,281 shares (95,005 shares as adjusted for the 1-for-20,000 reverse stock split effective April 16, 2026) of its common stock to Jim Wolff, former Director and CEO of the Company, for payment of past due salary owed to him in the amount of $19,001. The value was determined based on the conversion price of $0.00001 per share, according to the Management Agreement. Jim Wolff was not an affiliate at the time of conversion.

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Loan from Jim Wolff

As of December 31, 2024, Jim Wolff, the Company’s former CEO, was owed $106,667 and $23,672 of principal and interest, respectively, having directly paid for various Company expenses. These payments are deemed to be a loan by Mr. Wolff to the Company, which loan is unsecured, bears a 10% interest rate, and due on demand.

As of December 31, 2025, Jim Wolff, the Company’s former CEO, was owed $106,667 and $34,339 of principal and interest, respectively, having directly paid for various Company expenses. These payments are deemed to be a loan by Mr. Wolff to the Company, which loan is unsecured, bears a 10% interest rate, and due on demand.

As of March 31, 2026, Jim Wolff, the Company’s former CEO, was owed $106,667 and $37,005 of principal and interest, respectively, having directly paid for various Company expenses. These payments are deemed to be a loan by Mr. Wolff to the Company, which loan is unsecured, bears a 10% interest rate, and due on demand.

Loan from Alpha Trading Strategies Software, Inc.

On February 14, 2024, the Company issued a convertible promissory note to Alpha Trading Strategies Software, Inc. (ASTS) for up to $50,000. The note bears interest at 10%, matures on February 13, 2025, and is convertible into shares of common stock at 55% of the average closing price of the Company’s common stock during the 20 consecutive Trading Days prior to the date of conversion. On November 6, 2025, the Company entered into a Forbearance Agreement with Alpha Trading Strategies Software, Inc related to its February 14,2024 Convertible Note Agreement. Under the agreement, the lender agreed to waive existing events of default and forbear from exercising its remedies through December 31, 2026, provided the Company complies with the terms of the agreement, including timely payment of accrued interest and satisfaction of all obligations under the note.

As of March 31, 2026, $46,607 of the note has been funded and there is $2,389 of accrued interest due. As of December 31, 2025, $46,607 of the note has been funded and there is $1,977 of accrued interest due.

Settlement Agreement with Phase I Operations, Inc #1

On October 8, 2020, the Company entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Top Knot, Inc. (USA) relating to the Company’s past due notes payable with a principal balance of $1,161,718.38 representing a total aggregated settlement liability of $1,161,718. At the time the Settlement Agreement was entered into, Top Knot, Inc. (USA) did not own any shares of the Company. Other than as a result of the Settlement Agreement, there is no relationship between Top Knot, Inc. (USA) and the Company or any related party of the Company.

The Settlement Agreement provides for the issuance of free-trading common shares to Top Knot, Inc. (USA) at a conversion rate of 50% of the average closing price of the Company’s shares for the 10 trading days prior to any issuance notice issued by Top Knot, Inc. (USA), subject to a 9.9% beneficial ownership cap and 2,000,000 Settlement Shares to be issued at the current market price to cover legal expenses incurred. On August 22, 2022, Top Knot, Inc. (USA) assigned the Settlement Agreement Phase I Operations, Inc. At the time of the assignment of the Settlement Agreement from Top Knot, Inc. (USA) to Phase I Operations, Inc., Phase I Operations, Inc. did not own any shares of the Company. Other than as a result of the assignment of the Settlement Agreement, there is no relationship between Phase I Operations, Inc. and the Company or any related party of the Company.

To date, the Company has made the following issuances of common stock under the Settlement Agreement:

●	On October 30, 2020, the Company issued 555 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $55,580.49. The value was determined based on the conversion price of $100.00 per share, according to the Settlement Agreement.

On November 25, 2020, the Company issued 1,400 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $120,000. The value was determined based on the conversion price of $85.80 per share, according to the Settlement Agreement.

On December 11, 2020, the Company issued 1,400 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $40,000. The value was determined based on the conversion price of $20.00 per share, according to the Settlement Agreement.

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On December 11, 2020, the Company issued 1,000 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $20,000. The value was determined based on the conversion price of $20.00 per share, according to the Settlement Agreement.

On February 3, 2021, the Company issued 2,000 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $80,000. The value was determined based on the conversion price of $100.00 per share, according to the Settlement Agreement.

On January 27, 2021, the Company issued 2,500 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $232,500. The shares were issued to Intermarket Associates, LLC, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $93.00 per share, according to the Settlement Agreement.

●	On February 2, 2021, the Company issued 2,000 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $200,000. The value was determined based on the conversion price of $100.00 per share, according to the Settlement Agreement.

On February 8, 2021, the Company issued 2,000 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $40,000. The shares were issued to OC Sparkle, Inc., which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $100.00 per share, according to the Settlement Agreement.

●	On February 4, 2021, the Company issued 2,500 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $250,000. The shares were issued to OC Sparkle, Inc., which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $100.00 per share, according to the Settlement Agreement.

Settlement Agreement with Phase I Operations, Inc #2.

On March 12, 2021, the Company entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Top Knot, Inc. (USA) relating to the Company’s past due notes payable with a principal balance of $5,883,380 and representing a total aggregated settlement liability of $5,883,380. At the time the Settlement Agreement was entered into, Top Knot, Inc. (USA) did not own any shares of the Company. Other than as a result of the previous Settlement Agreement entered into on October 8, 2020, and the March 12, 2021 Settlement Agreement, there is no relationship between Top Knot, Inc. (USA) and the Company or any related party of the Company.

The Settlement Agreement provides for the issuance of free-trading common shares to Top Knot, Inc. (USA) at a conversion rate of 50% of the average closing price of the Company’s shares for the 10 trading days prior to any issuance notice issued by Top Knot, Inc. (USA), subject to a 9.9% beneficial ownership cap and 100 Settlement Shares to be issued at the current market price to cover legal expenses incurred. On August 22, 2022, Top Knot, Inc. (USA) assigned the Settlement Agreement Phase I Operations, Inc. At the time of the assignment of the Settlement Agreement from Top Knot, Inc. (USA) to Phase I Operations, Inc., Phase I Operations, Inc. did not own any shares of the Company. Other than as a result of the assignment of the Settlement Agreement, there is no relationship between Phase I Operations, Inc. and the Company or any related party of the Company.

To date, the Company has made the following issuances of common stock under the Settlement Agreement:

●	On April 26, 2021, the Company issued 3,170 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $231,480.77. The value was determined based on the conversion price of $73.00 per share, according to the Settlement Agreement.

●	On June 28, 2021, the Company issued 2,000 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $120,000. The shares were issued to James Bursey, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $60.00 per share, according to the Settlement Agreement. James Bursey is not an affiliate.

●	On July 15, 2021, the Company issued 3,200 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $160,000. The shares were issued to James Bursey, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $50.00 per share, according to the Settlement Agreement. James Bursey is not an affiliate.

●

On July 20, 2021, the Company issued 3,479 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $208,793.73. The shares were issued to MSW Projects Ltd, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $60.00 per share, according to the Settlement Agreement. MSW Projects Ltd, is not an affiliate.

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●	On July 21, 2021, the Company issued 3,479 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $208,793.73. The shares were issued to James Bursey, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $60.00 per share, according to the Settlement Agreement. James Bursey is not an affiliate.

●	On August 4, 2021, the Company issued 4,340 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $260,400. The shares were issued to James Bursey, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $60.00 per share, according to the Settlement Agreement. James Bursey is not an affiliate.

●	On August 5, 2021, the Company issued 4,773 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $262,562.59. The shares were issued to MSW Projects Ltd, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $55.00 per share, according to the Settlement Agreement. MSW Projects Ltd is not an affiliate.

●	On August 16, 2021, the Company issued 5,765 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $449,738.58. The shares were issued to James Bursey, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $78.00 per share, according to the Settlement Agreement. James Bursey is not an affiliate.

●	On August 25, 2021, the Company issued 6,336 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $190,101. The shares were issued to MSW Projects Ltd, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $30.00 per share, according to the Settlement Agreement. MSW Projects Ltd is not an affiliate.

●	On August 27, 2021, the Company issued 6,964 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $208,921. The shares were issued to James Bursey, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $30.00 per share, according to the Settlement Agreement. James Bursey is not an affiliate.

●	On September 1, 2021, the Company issued 7,653 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $413,287.60. The shares were issued to MSW Projects Ltd, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $54.00 per share, according to the Settlement Agreement. MSW Projects Ltd is not an affiliate.

●	On December 9, 2021, the Company issued 10,315 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $165,040.23. The shares were issued to MSW Projects Ltd, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $16.00 per share, according to the Settlement Agreement. MSW Projects Ltd is not an affiliate.

●	On December 17, 2021, the Company issued 11,336 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $174,577.49. The shares were issued to MSW Projects Ltd, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $15.40 per share, according to the Settlement Agreement. MSW Projects Ltd is not an affiliate.

●	On December 30, 2021, the Company issued 12,470 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $140,920.71. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $11.30 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On January 7, 2022, the Company issued 13,705 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $137,054.74. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $10.00 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On January 10, 2022, the Company issued 7,500 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $75,000. The shares were issued to Darling Capital, LLC, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $10.00 per share, according to the Settlement Agreement. Darling Capital, LLC is not an affiliate.

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●	On January 12, 2022, the Company issued 15,804 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $158,048.16. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $10.00 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On January 20, 2022, the Company issued 17,369 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $173,694.93. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $10.00 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On February 3, 2022, the Company issued 19,089 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $80,174.11. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $4.20 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On February 22, 2022, the Company issued 20,978 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $71,328.23. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $3.40 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On March 9, 2022, the Company issued 23,055 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $64,556.24. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $2.80 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On March 26, 2022, the Company issued 25,338 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $76,014.98. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $3.00 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On May 3, 2022, the Company issued 27,846 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $66,832.37. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $2.40 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On May 11, 2022, the Company issued 30,603 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $61,207.31. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $2.00 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On May 16, 2022, the Company issued 33,633 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $60,540.15. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $1.80 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On May 23, 2022, the Company issued 36,963 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $51,748.38. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $1.40 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On June 10, 2022, the Company issued 40,622 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $56,871.47. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $1.40 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On July 5, 2022, the Company issued 44,644 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $44,644.10. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $1.00 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

29

●	On July 12, 2022, the Company issued 49,063 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $49,063.87. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $1.00 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On July 18, 2022, the Company issued 53,921 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $107,842.38. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $2.00 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On July 22, 2022, the Company issued 59,259 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $142,222.53. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $2.40 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On July 26, 2022, the Company issued 65,126 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $182,352.98. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $2.80 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On August 8, 2022, the Company issued 71,573 shares of its common stock to Top Knot, Inc. (USA) for payment of the settlement liability in the amount of $128,832.38. The shares were issued to Bruce Bent, which is the designated holder of Top Knot Inc. (USA). The value was determined based on the conversion price of $1.80 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On August 25, 2022, the Company issued 78,659 shares of its common stock to Phase I Operations, Inc. for payment of the settlement liability in the amount of $125,854.92. The shares were issued to Bruce Bent, which is the designated holder of Phase I Operations, Inc. The value was determined based on the conversion price of $1.60 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On August 30, 2022, the Company issued 86,446 shares of its common stock to Phase I Operations, Inc. for payment of the settlement liability in the amount of $121,025.24. The shares were issued to V2IP, Inc., which is the designated holder of Phase I Operations, Inc. The value was determined based on the conversion price of $1.40 per share, according to the Settlement Agreement. V2IP, Inc. is not an affiliate.

●	On October 3, 2022, the Company issued 95,004 shares of its common stock to Phase I Operations, Inc. for payment of the settlement liability in the amount of $95,004.81. The shares were issued to Bruce Bent, which is the designated holder of Phase I Operations, Inc. The value was determined based on the conversion price of $1.00 per share, according to the Settlement Agreement. Bruce Bent is not an affiliate.

●	On October 18, 2022, the Company issued 104,410 shares of its common stock to Phase I Operations, Inc. for payment of the settlement liability in the amount of $104,410.29. The shares were issued to Judith Goss, which is the designated holder of Phase I Operations, Inc. The value was determined based on the conversion price of $1.00 per share, according to the Settlement Agreement. Judith Goss is not an affiliate.

●	On December 12, 2022, Bruce Bent retired 95,004 shares of the Company’s common stock issued to Phase I Operations, Inc. on October 3, 2022 for payment of the settlement liability in the amount of $95,004.81. The settlement liability increased by $95,004.81.

●	On December 12, 2022, Judith Goss retired 104,410 shares of the Company’s common stock issued to Phase I Operations, Inc. on October 18, 2022 for payment of the settlement liability in the amount of $104,410.29. The settlement liability increased by $104,410.29.

●	On December 12, 2022, V2IP, Inc. retired 86,446 shares of the Company’s common stock issued to Phase I Operations, Inc. for payment of the settlement liability in the amount of $121,025.24. The settlement liability increased by $121,025.24.

●	On July 24, 2023, the Company issued 86,446 shares of its common stock to Phase I Operations, Inc. for payment of the settlement liability in the amount of $86,446.60. The value was determined based on the conversion price of $1.00 per share, according to the Settlement Agreement. Phase I Operations, Inc. is not an affiliate.

30

Item 8. Legal Proceedings.

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, no such legal proceedings are contemplated or threatened.

Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

Market for the Common Stock

Our common stock is quoted on the OTC Pink Market under the symbol “VGLS”. The bid quotations reported on the OTC Pink Market reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

Our common stock is very thinly traded. The quoted bid and asked prices for our common stock vary from week to week. An investor holding shares of our common stock may find it difficult to sell the shares and may find it impossible to sell more than a small number of shares at the quoted bid price.

Restrictions on Availability of Rule 144 for resale of the Company’s shares

Section 5 of the Securities Act forbids the sale of securities in the United States unless accompanied by a prospectus or exempted from the prospectus delivery requirement. A principal exemption relied upon by shareholders is the safe harbor provided by Rule 144 under the Securities Act, which permits the resale of securities by holders who satisfy the requirements of that Rule.

We are deemed to be a shell company because we have no business operations and no assets. Section “(i)” of Rule 144 states that Rule 144 is not available for resale of securities issued by a company that is or ever has been a shell, unless the issuer is no longer a shell, has filed all required periodic reports with the SEC, and has at least 12 months prior to the resale filed with the SEC “Form 10 information” indicating that the issuer has ceased to be a shell company. Because Section “(i)” of Rule 144 applies to our company, holders of our common stock will not be able to rely on Rule 144 to resell their shares until at least 12 months after we file information with the SEC demonstrating that we have ceased to be a shell and then only if we are compliant with the SEC’s periodic reporting requirements. This restriction could significantly limit the liquidity of the common stock held by our shareholders.

Derivative Securities

There are no outstanding securities that are convertible into our common stock or that provide the holder a right to purchase shares of our common stock or any other security issued by our company, other than 95,858,282 shares of our Series A Preferred Stock, the terms of which are described in Item 11 Description of Registrant’s Securities to be Registered below.

Shareholders of Record

As of the date of this Registration Statement, there were 335 holders of record of our common stock.

Dividends

We have never paid or declared any cash dividends on our common stock and do not plan to do so in the foreseeable future. We intend to retain any future earnings for the operation of the business, including the search for a target business or assets. Any decision as to future payment of dividends will depend on our available earnings, capital requirements, general financial condition and other factors deemed pertinent by the Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

Our Board of Directors has not adopted any equity compensation plan for our company.

31

Item 10. Recent Sales and Issuance of Unregistered Securities.

On December 7, 2023, the Company issued 95,005 shares of its common stock to Jim Wolff for payment of Management Agreement debt liability in the amount of $19,000.96. The value was determined based on the conversion price of $0.1999 per share, according to the Management Agreement. Jim Wolff was not an affiliate at the time of issuance.

On February 6, 2024, the Company issued 126 shares of its common stock to various shareholders pursuant to a conversion of the Series A Preferred stock of the Company held by minority shareholders of the Class. The value was determined in accordance with the Certificate of Designation of the Series A Preferred Shares. None of the shareholders were affiliates at the time of issuance.

Each of the foregoing issuances was made pursuant to the exemption from registration provide by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 11. Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of common stock, $0.0001 par value, 40,000,000,000 shares authorized, of which 1,061,595 shares were issued and outstanding as of the date of this Registration Statement. We are also authorized to issue 100,000,000 shares of Series A Preferred Stock, par value $0.0001 per share, of which 95,858,282 shares were issued and outstanding as of the date of this Registration Statement, all of which are held, directly or indirectly, by The David and Jessika Contreras Living Trust, the trustee of which is Jessika Contreras, our Sole Officer and Director. (See Item 4. Security Ownership of Certain Beneficial Owners and Management).

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to this Registration Statement.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Dividends. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore as well as any distributions to the shareholders. The payment of dividends on our common stock will be a business decision to be made by our board of directors from time to time based upon results of our operations and our financial condition and any other factors that our board of directors considers relevant. Payment of dividends on our common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Absence of Other Rights or Assessments. Holders of our common stock have no preferential, preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to our common stock. When issued in accordance with our articles of incorporation, bylaws and Florida law, shares of our common stock are fully paid and are not liable to further calls or assessment by us.

32

Series A Preferred Stock

Each share of our Series A Preferred Stock is convertible at the option of the holder into one (1) share of our common stock. The holders of our Series A Preferred Stock have voting rights of 10,000 votes for each share of Series A Preferred Stock held, and shall be paid twice the amount of dividends issued by our company to common shareholders on a pro rata basis with the number of shares of Series A Preferred Stock held. In the event of any sale of all or substantially all of the assets of the Company, a sale of the Company, or a dissolution, liquidation, bankruptcy, reorganization or other winding down of the Company, whether voluntary of involuntary, the holders of the Series A Preferred Stock, on a pro rata basis, shall be entitled to receive, prior and in preference to any distribution or payment made to the holders of the issued and outstanding shares of our common stock, our of the Company’s remaining net assets, an aggregate amount equal to $4,000,000. The holders of the Series A Preferred Stock shall have a right of first refusal to participate or purchase stock in any registration statement filed by the Company. The David and Jessika Contreras Living Trust, the trust of which is Jessika Contreras, our Sole Officer and Director, holds all of the issued and outstanding shares of Series A Preferred Stock. (See Item 4. Security Ownership of Certain Owners and Management).

Transfer Agent and Registrar

Liberty Stock Transfer, Inc. is the transfer agent and registrar for our common stock.

Item 12. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by Florida corporate law and our Articles of Incorporation and Bylaws. We have agreed to indemnify each of our directors and officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 13. Financial Statements and Supplementary Data.

We are a smaller reporting company in accordance with Regulation S-X. Our financial statements are filed under this Item, beginning on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

In our two most recent fiscal years, we had no disagreements with our independent accountants.

33

Item 15. Financial Statements and Exhibits.

(a) Financial Statements and Schedule

We have filed the following documents as part of this Registration Statement on Form 10:

Financial Statements

Our financial statements are included beginning on page F-1 of this Registration Statement.

Annual Financial Statements (audited):

Quarterly Financial Statements (unaudited):

Financial Statement Schedules

All schedules have been omitted because they are not required, not applicable, not present in amounts sufficient to require submission of the schedule, or the required information is otherwise included in our financial statements and related notes.

(b) Exhibits

Exhibit Number	Description
3.1*	Articles of Incorporation
3.1.1+	Amended and Restated Articles filed February 2, 2024
3.1.2+	Articles of Amendment filed May 29, 2025
3.1.3+	Articles of Amendment filed August 29, 2025
3.1.4+	Articles of Amendment filed June 16, 2026
3.2*	By-Laws
4.1*	10% Convertible Promissory Note dated October 12, 2022, $106,666.66 face value, in favor of James Wolff
4.2*	10% Convertible Promissory Note dated February 14, 2024, $50,000.00 face value, in favor of Alpha Strategies Trading Software, Inc.
4.3*	10% Convertible Promissory Note dated December 17, 2025, $50,000.00 face value, in favor of GMF Ventures, LLC
4.4*	10% Convertible Promissory Note dated November 26, 2025, $50,000.00 face value, in favor of Nicosel, LLC
4.5*	10% Convertible Promissory Note dated October 10, 2022, $50,000.00 face value, in favor of Selkirk Global Holdings, LLC
10.1*	Settlement Agreement and Stipulation dated as of October 8, 2020 by and between VG Life Sciences, Inc. and Top Knot, Inc. (USA)
10.2*	Settlement Agreement and Stipulation dated as of March 12, 2021 by and between VG Life Sciences, Inc. and Top Knot, Inc. (USA)
10.3*	Settlement Agreement Assignment among Phase I Operations, Inc., Top Knot, Inc., and VG Life Sciences, Inc. dated August 22, 2022, as to $1,161,718.38 of debt
10.4*	Settlement Agreement Assignment among Phase I Operations, Inc., Top Knot, Inc., and VG Life Sciences, Inc. dated August 22, 2022, as to $820,970.61 of debt
10.5*	Management Agreement between VG Life Sciences, Inc. and Selkirk Global Holdings, LLC dated August 17, 2018
10.6*	Management Agreement between VG Life Sciences, Inc. and James Wolff dated November 19, 2020
10.7+	Marketing Services and License Agreement dated July 23, 2026, between the Company and Biomolecular Life LLC
23.1	Consent of Independent Registered Public Accounting Firm (Fruci & Associates II, PLLC)

* Incorporated by reference as indicated.

+ Filed herewith.

34

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BIOMOLECULAR LIFE HOLDINGS, INC.

Date: August 25, 2026	By:	/s/ Jessika Contreras
Jessika Contreras, President, Chief Executive Officer, Secretary, Treasurer and Sole Director

35

TABLE OF CONTENTS

BIOMOLECULAR HOLDINGS INC.

(formerly SB Technology, Inc.)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Biomolecular Life Holdings, Inc. (f/k/a VG Life Sciences, Inc.)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Biomolecular Life Holdings, Inc. (f/k/a VG Life Sciences, Inc.) (“the Company”) as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit and requires substantial additional funds to continue its research and development, to support its operations and to achieve its business development goals, the attainment of which are not assured. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Fruci & Associates II, PLLC – PCAOB ID #05525

We have served as the Company’s auditor since 2024.

Spokane, Washington

August 19, 2026

F-2

BIOMOLECULAR LIFE HOLDINGS, INC.

(formerly VG Life Sciences Inc. and SB Technology Holdings, Inc.)

BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS

Current Assets:
Cash	—	—
Total Current Assets	—	—

Total Assets	$—	$—

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accrued expenses	$49,649	$32,237
Accrued management fees	1,224,986	984,986
Convertible notes payable – related party	59,107	58,383
Settlement liabilities	202,957	202,957
Derivative liability	1,224,254	1,171,004
Notes payable, net of discount of $18,980 and $0, respectively	427,409	388,634
Total Current Liabilities	3,188,362	2,838,201

Commitments and contingencies	—	—

Stockholders’ Deficit:
Series A Preferred stock, 100,000,000 shares authorized, $0.0001 par value; 95,858,282 and 95,858,282 issued and outstanding, respectively	9,586	9,586
Common stock, 40,000,000,000 shares authorized, $0.0001 par value; 1,061,595 and 1,061,595 issued and outstanding, respectively	106	106
Additional paid-in capital	112,406,334	112,406,334
Accumulated deficit	(115,604,388)	(115,254,227)
Total Stockholders’ Deficit	(3,188,362)	(2,838,201)

Total Liabilities and Stockholders’ Deficit	$—	$—

The accompanying notes are an integral part of these financial statements.

F-3

BIOMOLECULAR LIFE HOLDINGS, INC.

(formerly VG Life Sciences Inc. and SB Technology Holdings, Inc.)

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2025	2024

Revenue:	$—	$—

Expenses:
Officer compensation	240,000	240,658
General and administrative	56,553	18,803
Total operating expenses	296,553	259,461
Loss from operations	(296,553)	(259,461)

Other Income (Expense):
Interest expense	(18,953)	(16,801)
Loss on issuance of derivative	(11,488)	—
Change in fair value of derivative	(23,167)	58,437
Total other (expense) income	(53,608)	41,636

Net loss before income taxes	(350,161)	(217,825)
Provision for income tax	—	—
Net Loss	$(350,161)	$(217,825)

Loss per share – basic and diluted	$(0.33)	$(0.21)

Weighted average shares outstanding - basic and diluted	1,061,595	1,054,763

The accompanying notes are an integral part of these financial statements.

F-4

BIOMOLECULAR LIFE HOLDINGS, INC.

(formerly VG Life Sciences Inc. and SB Technology Holdings, Inc.)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	capital	Deficit	Deficit
Balance, December 31, 2023	98,369,624	$9,837	1,061,469	$106	$112,406,083	$(115,036,402)	$(2,620,376)
Preferred stock converted to common stock	(2,511,342)	(251)	126	—	251	—	—
Net loss	—	—	—	—	—	(217,825)	(217,825)
Balance, December 31, 2024	95,858,282	9,586	1,061,595	106	112,406,334	(115,254,227)	(2,838,201)
Net loss	—	—	—	—	—	(350,161)	(350,161)
Balance, December 31, 2025	95,858,282	$9,586	1,061,595	$106	$112,406,334	$(115,604,388)	$(3,188,362)

The accompanying notes are an integral part of these financial statements.

F-5

BIOMOLECUALR LIFE HOLDINGS, INC.

(formerly VG Life Sciences Inc. and SB Technology Holdings, Inc.)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(350,161)	$(217,825)
Adjustments to reconcile net loss to net cash used by operating activities:
Change in fair value of derivative	23,167	(58,437)
Amortization of debt discount	1,541	561
Loss on issuance of derivative	11,488	—
Changes in operating assets and liabilities:
Accrued management fees	240,000	240,657
Accrued interest	17,412	15,852
Net cash used in operating activities	(56,553)	(19,192)

Cash Flows from Investing Activities:	—	—

Cash Flows from Financing Activities:
Proceeds from loans payable	55,895	9,306
Proceeds from convertible note – related party	658	9,886
Net cash provided by financing activities	56,553	19,192

Net change in cash	—	—
Cash beginning of year	—	—
Cash end of year	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for: Interest	$—	$—
Cash paid during the period for: Income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

F-6

BIOMOLECULAR LIFE HOLDINGS, INC.

(formerly VG Life Sciences Inc. and SB Technology Holdings, Inc.)

Notes to Financial Statements

December 31, 2025

NOTE 1 — ORGANIZATION AND OPERATIONS

Biomolecular Life Holdings, Inc. (the “Company” or “BIOM”) was incorporated in California on July 11, 1995. The Company previously engaged in the research and development of therapeutic and diagnostic pharmaceutical and medical products. The Company , after a period of existence as a shell company, has begun to develop, market and sell a line of dietary supplement products for humans and pets. The Company was acquired by a publicly traded Delaware Corporation and became a reporting issuer on October 1, 2001. On November 5, 2001, the publicly traded company changed its name to Viral Genetics, Inc. The Company terminated registration with the SEC on March 24, 2009. The Company became a reporting issuer again on October 14, 2014. On November 26, 2012, the Company’s name was changed to VG Life Sciences, Inc. On January 27, 2023, the Company reincorporated in the State of Florida. The Company’s fiscal year-end is December 31. The Company terminated registration with the SEC on August 15, 2018. Effective April 16, 2026, the Company’s name was changed to SB Technology Holdings, Inc. Effective June 16, 2026, the Company’s name was changed to Biomolecular Life Holdings, Inc.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount (“FDIC”).

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the years ended December 31, 2025 and 2024.

Stock-based compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the FASB ASC Topic 718 whereas the value of the award is measured on the date of grant and recognized over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the Financial Accounting Standards Board whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

Debt Modifications and Extinguishments

The Company evaluates amendments to debt agreements in accordance with applicable U.S. GAAP to determine whether a modification of an existing debt instrument should be accounted for as a continuation of the original debt or as an extinguishment of the original debt and issuance of new debt. In making this determination, the Company considers both quantitative and qualitative factors, including whether the modification results in substantially different terms. For modifications involving debt with the same lender that are not considered substantially different, the Company accounts for the transaction as a debt modification. Any fees paid to or received from the existing lender, together with any unamortized debt issuance costs or discounts, are adjusted against the carrying amount of the debt and amortized prospectively over the remaining or revised term using the effective interest method.

If the modified terms are determined to be substantially different, or if the debt is exchanged with a different lender, the transaction is accounted for as a debt extinguishment. In such cases, the original debt and any related unamortized debt discounts, premiums, issuance costs, and associated liabilities are derecognized, the new debt is recognized at its initial carrying amount, and any resulting gain or loss is recognized in the consolidated statements of operations in the period of the extinguishment.

For modifications of convertible debt or debt containing embedded features, the Company also evaluates whether any changes to the conversion terms, embedded derivatives, or other features require separate accounting under applicable U.S. GAAP, including ASC 470, Debt, and ASC 815, Derivatives and Hedging.

Derivative Financial Instruments

The Company evaluates its convertible notes to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a weighted-average Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.

F-7

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America under U.S. GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximates the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of:

December 31, 2025:

Description	Level 1	Level 2	Level 3
Derivative	$–	$–	$1,224,254
Total	$–	$–	$1,224,254

December 31, 2024:

Description	Level 1	Level 2	Level 3
Derivative	$–	$–	$1,171,004
Total	$–	$–	$1,171,004

Basic and Diluted Income (Loss) Per Share

The Company computes income (loss) per share in accordance with FASB ASC 260. Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and the dilutive effect of contingent shares outstanding during the period. For the year ended December 31, 2025, there are 95,858,282 potentially dilutive shares of common stock from Series A preferred stock and approximately 816,850 potentially dilutive shares of common stock from convertible debt. For the year ended December 31, 2024, there are 95,858,282 potentially dilutive shares of common stock from Series A preferred stock and approximately 727,500 potentially dilutive shares of common stock from convertible debt. Diluted amounts are not presented when the effect of the computations are anti-dilutive due to the losses incurred. Accordingly, there would be no difference in the amounts presented for basic and diluted loss per share.

F-8

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to reverse. The Company records a valuation allowance when it is more likely than not that some or all of its deferred tax assets will not be realized.

The Company recognizes the effect of uncertain tax positions only when it is more likely than not that the position will be sustained upon examination by the relevant taxing authority. Interest and penalties related to uncertain tax positions, if any, are recognized as a component of income tax expense.

Income tax expense (benefit) includes current and deferred federal, state, and foreign income taxes, as applicable. The Company presents its income tax disclosures in accordance with the requirements of ASC 740, including disaggregated information regarding the components of income tax expense, effective tax rate reconciliations, and income taxes paid by jurisdiction, where applicable.

Operating Segments

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”), or decision maker group, in deciding how to allocate resources to an individual segment and in assessing performance. Our chief operating decision–making group is composed of the Chief Executive Officer. In evaluating performance and making resource allocation decisions, the CODM regularly reviews financial information that includes operating income (loss), net income (loss), cash flows, capital expenditures, and significant operating expenses. The CODM also considers liquidity, working capital, and cash requirements in evaluating the Company’s operations and strategic initiatives. Based on this evaluation, management has determined that the Company operates as a single operating and reportable segment as of December 31, 2025 and 2024

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, in November 2023. This update enhances segment reporting disclosures to provide investors with more useful and transparent information about a company’s operating segments. Public companies must now disclose significant segment expenses that are regularly reviewed by the chief operating decision-maker (CODM). These expenses should be reported on an itemized basis, providing more insight into segment profitability. Companies must provide segment disclosures in both annual and interim reports. Required disclosures apply to all public entities under FASB’s segment reporting rules. Effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company adopted this ASU, effective for the year ended December 31, 2024.

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments enhance the transparency and decision usefulness of income tax disclosures by requiring additional disaggregation of information included in the effective tax rate reconciliation and disclosures regarding income taxes paid. For public business entities, the amendments are effective for annual periods beginning after December 15, 2024. The Company adopted ASU 2023-09 effective January 1, 2025. The adoption did not have a material impact on the Company’s financial position, results of operations, or cash flows, as the amendments primarily affect disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments provide a practical expedient for estimating expected credit losses on current accounts receivable and contract assets arising from transactions accounted for under ASC 606. Under the practical expedient, entities may assume that current conditions existing as of the balance sheet date remain unchanged throughout the remaining life of the asset when estimating expected credit losses. The amendments are effective for annual reporting periods beginning after December 15, 2026, including interim periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the impact that adoption of ASU 2025-05 will have on its financial statements and related disclosures.

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

As of December 31, 2025, the Company has an accumulated deficit and requires substantial additional funds to support its operations and to achieve its business objectives, the attainment of which are not assured. The Company has been able to satisfy certain liabilities with convertible indebtedness and common shares and enter into debt settlement arrangements, facilitated by third party financing, with vendors and creditors for substantial amounts of its various financial obligations. Convertible instruments have also been converted into equity. However, substantial indebtedness remains and substantial recurring losses from operations and additional liabilities continue to be incurred.

F-9

These factors and uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might incur in the event the Company cannot continue in existence. Management has ceased its former operations and intends to seek and consummate a business combination or asset acquisition. Management intends to seek additional capital from new equity securities offerings, from debt financing and debt restructuring to provide funds needed to increase liquidity, fund internal growth and fully implement its business plan. However, management can give no assurance that these funds will be available in adequate amounts, or if available, on terms that would be satisfactory to the Company.

The timing and amount of the Company’s capital requirements will depend on a number of factors, including (i) the need for funds to identify, evaluate and consummate a business combination or asset acquisition, (ii) the costs of maintaining its status as a public company and its reporting obligations under the Exchange Act, (iii) the need to establish and maintain business relationships, (iv) the availability of opportunities for international expansion through affiliations, (v) maintaining its status as a public company and supporting shareholder and investor relations, (vi) the need to establish and maintain current and new business relationships, and (vii) for other general corporate business purposes.

NOTE 4 – DEBT SETTLEMENT

Top Knot, Inc. (the Assignor) was a Holder of a Court Ordered 3(a)10 Settlement Agreement (the “Settlement”) dated October 8, 2020, for the Principal Sum of $1,161,718, and a remaining balance of $19,138 of debt as of August 22, 2022, of the Company, consisting of $19,138 in Principal Settlement Amount. As of December 31, 2025 and 2024 the balance remains at $19,138. The balance due converts at a 50% discount to the average of the ten closing stock prices prior to the day of conversion.

The Assignor was a Holder of a Court Ordered 3(a)10 Settlement Agreement (the “Settlement”) dated March 12, 2021 for the Principal Sum of $5,883,380, and a remaining balance of $820,971 of debt as of August 22, 2022, of the Debtor, consisting of $820,971 in Principal Settlement Amount. As of December 31, 2025 and 2024 there is $183,819 and $183,819, respectively, outstanding. The balance due converts at a 50% discount to the average of the ten closing stock prices prior to the day of conversion.

NOTE 5 – CONVERTIBLE NOTES PAYABLE – RELATED PARTY

On October 10, 2022, the Company issued a $50,000, 10% convertible promissory note to Selkirk Global Holdings, LLC, (the “Note”). The Note matures October 9, 2023, has a 10% OID and is convertible into the Company’s common stock at a price equal to 55% of the average closing price of the Company’s common stock during the 20 consecutive trading days prior to the date on which the holder elects to convert all or part of the Note. The Note is being funded through the direct payment of Company expenses. On November 6, 2025, the Company entered into a Forbearance Agreement with Selkirk Global Holdings, LLC related to its October 10, 2022 Convertible Note Agreement. Under the agreement, the lender agreed to waive existing events of default and forbear from exercising its remedies through December 31, 2026, provided the Company complies with the terms of the agreement, including timely payment of accrued interest and satisfaction of all obligations under the note. As of December 31, 2025, $48,084 has been used for expenses, plus $4,851 OID. As of December 31, 2024, $47,426 has been used for expenses, plus $4,785 OID.

During the year ended December 31, 2022, the Company’s management directly paid for various company expenses in the amount of $6,173. A convertible exchange note was issued for the amount due on January 23, 2024, the note is non-interest bearing, due on demand and is convertible into shares of common stock at 50% of the lowest trading price during the twenty-five days prior to the date of conversion. As of December 31, 2025 and 2024, there is $6,173 and $6,173, respectively, due on this note.

NOTE 6 – NOTES PAYABLE.

On October 12, 2022, the Company executed a convertible promissory note with Jim Wolff for $106,667 (includes $10,667 OID). The note bears interest at 10% and matured on October 11, 2023. The note is convertible into shares of common stock at 55% of the average closing price for the twenty preceding days prior to conversion. As of December 31, 2025, the Company owes Jim Wolff $106,667 and $34,339 of principal and interest, respectively, for this note. As of December 31, 2024, the Company owes Jim Wolff $106,667 and $23,672 of principal and interest, respectively, for this note. On November 6, 2025, the Company entered into a Forbearance Agreement with Mr. Wolff related to its October 12, 2022 Convertible Note Agreement. Under the agreement, the lender agreed to waive existing events of default and forbear from exercising its remedies through December 31, 2026, provided the Company complies with the terms of the agreement, including timely payment of accrued interest and satisfaction of all obligations under the note.

F-10

On November 19, 2020, the Company entered into a management agreement with Jim Wolff. As a result of this agreement the Company is indebted to Mr. Wolff for prior accrued compensation. The balance due is convertible into shares of common stock at a 75% discount to the lowest price for the 30 preceding days prior to conversion. On December 7, 2023, Mr. Wolff converted $19,001 into 95,005 shares of common stock. As of December 31, 2025 and 2024, the amount due is $272,661 and $272,661, respectively, for this note. This note is in default.

On February 14,2024, the Company issued a convertible promissory note to Alpha Trading Strategies Software, Inc for up to $50,000. The note bears interest at 10%, matured on February 13, 2025, and is convertible into shares of common stock at 55% of the average closing price of the Company’s common stock during the 20 consecutive Trading Days prior to the date of conversion. As of December 31, 2025, $46,607 of the note has been funded and there is $1,977 of accrued interest due. As of December 31, 2024, $9,307 of the note has been funded and there is $585 of accrued interest due. On November 6, 2025, the Company entered into a Forbearance Agreement with Alpha Trading Strategies Software, Inc related to its February 14,2024 Convertible Note Agreement. Under the agreement, the lender agreed to waive existing events of default and forbear from exercising its remedies through December 31, 2026, provided the Company complies with the terms of the agreement, including timely payment of accrued interest and satisfaction of all obligations under the note.

On November 26, 2025, the Company issued a convertible promissory note to Nicosel, LLC for up to $50,000. The note bears interest at 10% (20% upon an event of default), matures on November 25, 2026, and is convertible into shares of common stock at a 75% discount to the average closing price of the Company’s common stock during the 20 consecutive trading days prior to the date of conversion. As of December 31, 2025, $14,955 of the note had been funded.

On December 17, 2025, the Company issued a convertible promissory note to GMF Ventures LLC for up to $50,000. The note bears interest at 10% (20% upon an event of default), matures on December 16, 2026, and is convertible into shares of common stock at a 25% discount to the average closing price of the Company’s common stock during the 20 consecutive trading days prior to the date of conversion. As of December 31, 2025, $5,500 of the note had been funded.

Activity of the derivative liability for these notes is as follows:

Balance at December 31, 2023	$1,229,441

Derivative gain due to mark to market adjustment	(58,437)
Balance at December 31, 2024	1,171,004
Increase to derivative for new issuances	30,083
Derivative loss due to mark to market adjustment	23,167
Balance at December 31, 2025	$1,224,254

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy is as follows:

Inputs	December 31, 2025	December 31, 2024	Initial Valuation
Stock price	$2.00	$2.00	$2.00 - 78.00
Conversion price	$0.60 - 1,580.00	$1.20	$0.60 - 40.00
Volatility (annual)	174.08 – 547.79%	357.74%	259.35 - 500.68%
Risk-free rate	3.48 – 3.70%	4.73%	4.19 – 4.42%
Dividend rate	–	–	–
Years to maturity	0.25 – 1.00	0.25	1

F-11

NOTE 7 – COMMON STOCK

On May 27, 2025, the Board of Directors approved a 1 for 20,000 reverse split of its common stock shares, as well as a name change for the company to SB Technology Holdings, Inc. The reverse stock split and the name change became effective on April 16, 2026. All share and per share amounts of common stock presented throughout these financial statements have been retroactively restated to reflect the reverse stock split.

NOTE 8 – PREFERRED STOCK

The Company is authorized to issue 100,000,000 shares of $0.0001 par value Series A preferred stock (“Series A”). Each share of Series A shall have Super Voting rights of 10,000 votes at any meeting for each 1 share of Series A Preferred held. On February 1, 2024, the conversion ratio for the preferred shares was changed from 900 to 1 share of common stock for every share of preferred. The Series A is entitled to dividends to be paid twice the amount of dividends issued by the Company to common stockholders on a pro rata basis with the number of Series A Preferred shares held.

On February 6, 2024, the Board of Directors elected to convert 2,511,342 shares of Series A preferred stock, held by 34 separate holders into 2,511,342 restricted common shares.

NOTE 9 – INCOME TAXES

The Company accounts for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect when the differences reverse.

For the years ended December 31, 2025 and 2024, the Company recorded no income tax expense or benefit due to its cumulative losses and the establishment of a full valuation allowance against its net deferred tax assets.

The Company’s deferred tax assets consisted primarily of the following:

	December 31, 2025	December 31, 2024
Net operating loss carryforwards	$24,276,000	$24,201,000
Valuation allowance	(24,276,000)	(24,201,000)
Net deferred tax asset	$—	$—

The Company has approximately $115.6 million of federal net operating loss carryforwards available to offset future taxable income as of December 31, 2025. Utilization of these net operating loss carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code due to ownership changes.

The reconciliation of income taxes computed at the U.S. federal statutory rate to the Company’s effective tax rate is as follows:

	December 31, 2025	December 31, 2024
Federal statutory rate	21.0%	21.0%
State taxes, net of federal benefit	0.0%	0.0%
Change in valuation allowance	(21.0)%	(21.0)%
Effective income tax rate	0.0%	0.0%

F-12

The Company adopted ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, effective January 1, 2025. The adoption did not have a material impact on the Company’s financial position, results of operations, or cash flows and primarily affected annual income tax disclosures.

Due to the change in ownership provisions of the Internal Revenue Code §382, net operating loss carryovers for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

NOTE 10 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were issued and has determined that it has the following material subsequent events to disclose in these financial statements.

Name Change; Reverse Split. On May 27, 2025, the Board of Directors approved a 1-for-20,000 reverse split of the Company’s common stock and a change of the Company’s name to SB Technology Holdings, Inc. Both the reverse stock split and the name change became effective on April 16, 2026. All share and per share amounts of common stock presented throughout these financial statements have been retroactively restated to reflect the reverse stock split.

Assignment of Debt Agreement. On May 28, 2026, the Company entered into an Assignment of Debt Agreement with Hallmark Venture Group, Inc., a related party, pursuant to which the Company acquired all rights, title, and interest in a promissory note issued by Traderverse, Inc. with an outstanding balance of approximately $113,752, including accrued interest. The Company paid $1,000 to acquire the note, which was acquired on an “as is, where is” basis without recourse to the seller.

Director Removal. On June 5, 2026, by written consent of the holder of a majority of the voting power of the Company’s capital stock, William P. Farrand was removed for cause as a director and as an officer of the Company, effective immediately. Following such removal, Paul Strickland, the Company’s Secretary, served as the sole director and sole officer of the Company until the change of control described below.

Chage of Control. On June 8, 2026, the Company entered into a Membership Interest Exchange and Change of Control Agreement (the “Exchange Agreement”) and consummated the transactions contemplated thereby. Pursuant to the Exchange Agreement, the Company agreed to acquire one hundred percent (100%) of the membership interests of Canvas 2709, LLC, a Florida limited liability company whose principal asset is real property located at 7311 NW 12th Street, Unit 15, Miami, Florida, and Selkirk Global Holdings, LLC transferred its 95,858,282 shares of Series A Preferred Stock, representing voting control of the Company, to The David and Jessika Contreras Living Trust. In connection with the closing, Paul Strickland resigned from all of his positions as a director and officer of the Company, and Jessika Contreras was appointed as the Company’s sole director and as President, Chief Executive Officer, Secretary and Treasurer.

Name Change. On June 16, 2026, the Board of Directors approved a change of the Company’s name to Biomolecular Life Holdings, Inc., which was approved and became effective June 16, 2026.

Marketing Services and License Agreement. On June 23, 2026, the Company entered into a Marketing Services and License Agreement (the “Marketing Agreement”) with Biomolecular Life LLC, a Florida limited liability company (“BML”). BML develops, markets, and sells a line of dietary supplement products for humans and pets under the “Biomolecular Life” brand, including its BIOREVIT (vitality and energy support), IMMUNO (immune system support), and MEN (active men revitalization) products, together with such additional products as the parties may add by mutual written agreement (collectively, the “Products”).

Jessika Contreras, the Company’s sole director and its President, Chief Executive Officer, Secretary and Treasurer, is the manager of BML and executed the Marketing Agreement on behalf of both parties.

F-13

TABLE OF CONTENTS

BIOMOLECULAR LIFE HOLDINGS, INC.

(formerly VG Life Sciences Inc. and SB Technology Holdings, Inc.)

F-14

BIOMOLECULAR LIFE HOLDINGS, INC.

(formerly VG Life Sciences Inc. and SB Technology Holdings, Inc.)

BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS

Current Assets:
Cash	—	—
Total Current Assets	—	—

Total Assets	$—	$—

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accrued expenses	$54,659	$49,649
Accrued management fees	1,284,986	1,224,986
Convertible notes payable – related party	59,107	59,107
Settlement liabilities	202,957	202,957
Derivative liability	1,487,202	1,224,254
Notes payable, net of discount of $13,867 and $18,980, respectively	436,522	427,409
Total Current Liabilities	3,525,433	3,188,362

Commitments and contingencies	—	—

Stockholders’ Deficit:
Series A Preferred stock, 100,000,000 shares authorized, $0.0001 par value; 95,858,282 and 95,858,282 issued and outstanding, respectively	9,586	9,586
Common stock, 40,000,000,000 shares authorized, $0.0001 par value; 1,061,595 and 1,061,595 issued and outstanding, respectively	106	106
Additional paid-in capital	112,406,334	112,406,334
Accumulated deficit	(115,941,459)	(115,604,388)
Total Stockholders’ Deficit	(3,525,433)	(3,188,362)

Total Liabilities and Stockholders’ Deficit	$—	$—

The accompanying notes are an integral part of these unaudited financial statements.

F-15

BIOMOLECULAR LIFE HOLDINGS, INC.

(formerly VG Life Sciences Inc. and SB Technology Holdings, Inc.)

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue:	$—	$—

Expenses:
Officer compensation	60,000	60,000
General and administrative	4,000	4,600
Total operating expenses	64,000	64,600
Loss from operations	(64,000)	(64,600)

Other Expense:
Interest expense	(10,123)	(4,288)
Change in fair value of derivative	(262,948)	(11,743)
Total other expense	(273,071)	(16,031)

Net loss before income taxes	(337,071)	(80,631)
Provision for income tax	—	—
Net Loss	$(337,071)	$(80,631)

Loss per share – basic and diluted	$(0.32)	$(0.08)

Weighted average shares outstanding - basic and diluted	1,061,595	1,054,775

The accompanying notes are an integral part of these unaudited financial statements.

F-16

BIOMOLECULAR LIFE HOLDINGS, INC.

(formerly VG Life Sciences Inc. and SB Technology Holdings, Inc.)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025

(Unaudited)

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2025	95,858,282	$9,586	1,061,595	$106	$112,406,334	$(115,604,388)	$(3,188,362)
Net loss	—	—	—	—	—	(337,071)	(337,071)
Balance, March 31, 2026	95,858,282	$9,586	1,061,595	$106	$112,406,334	$(115,941,459)	$(3,525,433)

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2024	95,858,282	$9,586	1,061,595	$106	$112,406,334	$(115,254,227)	$(2,838,201)
Net loss	—	—	—	—	—	(80,631)	(80,631)
Balance, March 31, 2025	95,858,282	$9,586	1,061,595	$106	$112,406,334	$(115,334,858)	$(2,918,832)

The accompanying notes are an integral part of these unaudited financial statements.

F-17

BIOMOLECULAR LIFE HOLDINGS, INC.

(formerly VG Life Sciences Inc. and SB Technology Holdings, Inc.)

STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net loss	$(337,071)	$(80,631)
Adjustments to reconcile net loss to net cash used by operating activities:
Loss on issuance of derivative	—	—
Change in fair value of derivative	262,948	11,743
Amortization of debt discount	5,113	—
Changes in operating assets and liabilities:
Accrued management fees	60,000	60,000
Accrued interest	5,010	4,288
Net cash used in operating activities	(4,000)	(4,600)

Cash Flows from Investing Activities:	—	—

Cash Flows from Financing Activities:
Proceeds from loans payable	4,000	4,600
Net cash provided by financing activities	4,000	4,600

Net change in cash	—	—
Cash beginning of period	—	—
Cash end of period	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for: Interest	$—	$—
Cash paid during the period for: Income taxes	$—	$—

The accompanying notes are an integral part of these unaudited financial statements.

F-18

BIOMOLECULAR LIFE HOLDINGS, INC.

(formerly VG Life Sciences Inc. and SB Technology Holdings, Inc.)

Notes to Unaudited Financial Statements

March 31, 2026

NOTE 1 — ORGANIZATION AND OPERATIONS

Biomolecular Life Holdings, Inc. (the “Company” or “BIOM”) was incorporated in California on July 11, 1995. The Company previously engaged in the research and development of therapeutic and diagnostic pharmaceutical and medical products. The Company, after a period of existence as a shell company, has begun to develop, market and sell a line of dietary supplement products for humans and pets. The Company was acquired by a publicly traded Delaware Corporation and became a reporting issuer on October 1, 2001. On November 5, 2001, the publicly traded company changed its name to Viral Genetics, Inc. The Company terminated registration with the SEC on March 24, 2009. The Company became a reporting issuer again on October 14, 2014. On November 26, 2012, the Company’s name was changed to VG Life Sciences, Inc. On January 27, 2023, the Company reincorporated in the State of Florida. The Company’s fiscal year-end is December 31. The Company terminated registration with the SEC on August 15, 2018. Effective April 16, 2026, the Company’s name was changed to SB Technology Holdings, Inc. Effective June 16, 2026, the Company’s name was changed to Biomolecular Life Holdings, Inc.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are not necessarily indicative of the results to be expected for the full year ending December 31, 2026.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount (“FDIC”).

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the periods ended March 31, 2026 and December 31, 2025.

Stock-based compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the FASB ASC Topic 718 whereas the value of the award is measured on the date of grant and recognized over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the Financial Accounting Standards Board whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

F-19

Debt Modifications and Extinguishments

The Company evaluates amendments to debt agreements in accordance with applicable U.S. GAAP to determine whether a modification of an existing debt instrument should be accounted for as a continuation of the original debt or as an extinguishment of the original debt and issuance of new debt. In making this determination, the Company considers both quantitative and qualitative factors, including whether the modification results in substantially different terms. For modifications involving debt with the same lender that are not considered substantially different, the Company accounts for the transaction as a debt modification. Any fees paid to or received from the existing lender, together with any unamortized debt issuance costs or discounts, are adjusted against the carrying amount of the debt and amortized prospectively over the remaining or revised term using the effective interest method.

If the modified terms are determined to be substantially different, or if the debt is exchanged with a different lender, the transaction is accounted for as a debt extinguishment. In such cases, the original debt and any related unamortized debt discounts, premiums, issuance costs, and associated liabilities are derecognized, the new debt is recognized at its initial carrying amount, and any resulting gain or loss is recognized in the consolidated statements of operations in the period of the extinguishment.

For modifications of convertible debt or debt containing embedded features, the Company also evaluates whether any changes to the conversion terms, embedded derivatives, or other features require separate accounting under applicable U.S. GAAP, including ASC 470, Debt, and ASC 815, Derivatives and Hedging.

Derivative Financial Instruments

The Company evaluates its convertible notes to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a weighted-average Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America under U.S. GAAP and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximates the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of:

March 31, 2026:

Description	Level 1	Level 2	Level 3
Derivative	$–	$–	$1,487,202
Total	$–	$–	$1,487,202

December 31, 2025:

Description	Level 1	Level 2	Level 3
Derivative	$–	$–	$1,224,254
Total	$–	$–	$1,224,254

Basic and Diluted Income (Loss) Per Share

The Company computes income (loss) per share in accordance with FASB ASC 260. Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and the dilutive effect of contingent shares outstanding during the period. For the three months ended March 31, 2026, there are 95,858,282 potentially dilutive shares of common stock from Series A preferred stock and approximately 1,055,000 potentially dilutive shares of common stock from convertible debt. For the three months ended March 31, 2025, there are 95,858,282 potentially dilutive shares of common stock from Series A preferred stock and approximately 456,000 potentially dilutive shares of common stock from convertible debt. Diluted amounts are not presented when the effect of the computations are anti-dilutive due to the losses incurred. Accordingly, there would be no difference in the amounts presented for basic and diluted loss per share.

F-20

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to reverse. The Company records a valuation allowance when it is more likely than not that some or all of its deferred tax assets will not be realized.

The Company recognizes the effect of uncertain tax positions only when it is more likely than not that the position will be sustained upon examination by the relevant taxing authority. Interest and penalties related to uncertain tax positions, if any, are recognized as a component of income tax expense.

Income tax expense (benefit) includes current and deferred federal, state, and foreign income taxes, as applicable. The Company presents its income tax disclosures in accordance with the requirements of ASC 740, including disaggregated information regarding the components of income tax expense, effective tax rate reconciliations, and income taxes paid by jurisdiction, where applicable.

Operating Segments

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”), or decision maker group, in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer. The Company has one operating segment as of March 31, 2026.

Recently Issued Accounting Pronouncements

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

As of March 31, 2026, the Company has an accumulated deficit and requires substantial additional funds to support its operations and to achieve its business objectives, the attainment of which are not assured. The Company has been able to satisfy certain liabilities with convertible indebtedness and common shares and enter into debt settlement arrangements, facilitated by third party financing, with vendors and creditors for substantial amounts of its various financial obligations. Convertible instruments have also been converted into equity. However, substantial indebtedness remains and substantial recurring losses from operations and additional liabilities continue to be incurred.

These factors and uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be incurred in the event the Company cannot continue in existence. Management has ceased its former operations and intends to seek and consummate a business combination or asset acquisition. Management intends to seek additional capital from new equity securities offerings, from debt financing and debt restructuring to provide funds needed to increase liquidity, fund internal growth and fully implement its business plan. However, management can give no assurance that these funds will be available in adequate amounts, or if available, on terms that would be satisfactory to the Company.

The timing and amount of the Company’s capital requirements will depend on a number of factors, including (i) the need for funds to identify, evaluate and consummate a business combination or asset acquisition, (ii) the costs of maintaining its status as a public company and its reporting obligations under the Exchange Act, (iii) the need to establish and maintain business relationships, (iv) the availability of opportunities for international expansion through affiliations, (v) maintaining its status as a public company and supporting shareholder and investor relations, (vi) the need to establish and maintain current and new business relationships, and (vii) for other general corporate business purposes.

F-21

NOTE 4 – DEBT SETTLEMENT

Top Knot, Inc. (the Assignor) was a Holder of a Court Ordered 3(a)10 Settlement Agreement (the “Settlement”) dated October 8, 2020, for the Principal Sum of $1,161,718, and a remaining balance of $19,138 of debt as of August 22, 2022, of the Company, consisting of $19,138 in Principal Settlement Amount. As of March 31, 2026 and December 31, 2025, the balance remains at $19,138. The balance due converts at a 50% discount to the average of the ten closing stock prices prior to the day of conversion.

The Assignor was a Holder of a Court Ordered 3(a)10 Settlement Agreement (the “Settlement”) dated March 12, 2021 for the Principal Sum of $5,883,380, and a remaining balance of $820,971 of debt as of August 22, 2022, of the Debtor, consisting of $820,971 in Principal Settlement Amount. As of March 31, 2026 and December 31, 2025, there is $183,819 and $183,819, respectively, outstanding. The balance due converts at a 50% discount to the average of the ten closing stock prices prior to the day of conversion.

NOTE 5 – CONVERTIBLE NOTES PAYABLE – RELATED PARTY

On October 10, 2022, the Company issued a $50,000, 10% convertible promissory note to Selkirk Global Holdings, LLC, (the “Note”). The Note matured October 9, 2023, has a 10% OID and is convertible into the Company’s common stock at a price equal to 55% of the average closing price of the Company’s common stock during the 20 consecutive trading days prior to the date on which the holder elects to convert all or part of the Note. The Note is being funded through the direct payment of Company expenses. As of March 31, 2026, $48,084 has been used for expenses, plus $4,851 OID. As of December 31, 2025, $48,084 has been used for expenses, plus $4,851 OID. On November 6, 2025, the Company entered into a Forbearance Agreement with Selkirk Global Holdings, LLC related to its October 10, 2022 Convertible Note Agreement. Under the agreement, the lender agreed to waive existing events of default and forbear from exercising its remedies through December 31, 2026, provided the Company complies with the terms of the agreement, including timely payment of accrued interest and satisfaction of all obligations under the note.

During the year ended December 31, 2022, the Company’s management directly paid for various company expenses in the amount of $6,173. A convertible exchange note was issued for the amount due on January 23, 2024, the note is non-interest bearing, due on demand and is convertible into shares of common stock at 50% of the lowest trading price during the twenty-five days prior to the date of conversion. As of March 31, 2026 and December 31, 2025, the balance due is $6,173 and $6,173, respectively.

NOTE 6 – NOTES PAYABLE

On October 12, 2022, the Company executed a convertible promissory note with Jim Wolff for $106,667 (includes $10,667 OID). The note bears interest at 10% and matures on October 11, 2023. The note is convertible into shares of common stock at 55% of the average closing price for the twenty preceding days prior to conversion. As of March 31, 2026, the Company owes Jim Wolff $106,667 and $37,005 of principal and interest, respectively, for this note. As of December 31, 2025, the Company owes Jim Wolff $106,667 and $34,339 of principal and interest, respectively, for this note. On November 6, 2025, the Company entered into a Forbearance Agreement with Mr. Wolff related to its October 12, 2022 Convertible Note Agreement. Under the agreement, the lender agreed to waive existing events of default and forbear from exercising its remedies through December 31, 2026, provided the Company complies with the terms of the agreement, including timely payment of accrued interest and satisfaction of all obligations under the note.

On November 19, 2020, the Company entered into a management agreement with Jim Wolff. As a result of this agreement the Company is indebted to Mr. Wolff for prior accrued compensation. The balance due is convertible into shares of common stock at a 75% discount to the lowest price for the 30 preceding days prior to conversion. On December 7, 2023, Mr. Wolff converted $19,001 into 95,005 shares of common stock. As of March 31, 2026 and December 31, 2025, the amount due is $272,661 and $272,661, respectively, for this note. This note is in default.

On February 14,2024, the Company issued a convertible promissory note to Alpha Trading Strategies Software, Inc for up to $50,000. The note bears interest at 10%, matures on February 13, 2025, and is convertible into shares of common stock at 55% of the average closing price of the Company’s common stock during the 20 consecutive Trading Days prior to the date of conversion. As of March 31, 2026, $46,607 of the note has been funded and there is $2,389 of accrued interest due. As of December 31, 2025, $46,607 of the note has been funded and there is $1,977 of accrued interest due. On November 6, 2025, the Company entered into a Forbearance Agreement with Alpha Trading Strategies Software, Inc related to its February 14, 2024 Convertible Note Agreement. Under the agreement, the lender agreed to waive existing events of default and forbear from exercising its remedies through December 31, 2026, provided the Company complies with the terms of the agreement, including timely payment of accrued interest and satisfaction of all obligations under the note.

On November 26, 2025, the Company issued a convertible promissory note to Nicosel, LLC for up to $50,000. The note bears interest at 10% (20% upon an event of default), matures on November 25, 2026, and is convertible into shares of common stock at a 75% discount to the average closing price of the Company’s common stock during the 20 consecutive trading days prior to the date of conversion. As of March 31, 2026, $14,955 of the note had been funded.

On December 17, 2025, the Company issued a convertible promissory note to GMF Ventures LLC for up to $50,000. The note bears interest at 10% (20% upon an event of default), matures on December 16, 2026, and is convertible into shares of common stock at a 25% discount to the average closing price of the Company’s common stock during the 20 consecutive trading days prior to the date of conversion. As of March 31, 2025, $9,500 of the note had been funded.

F-22

Activity of the derivative liability for these notes is as follows:

Balance at December 31, 2024	$1,171,004
Increase to derivative for new issuances	30,083
Derivative loss due to mark to market adjustment	23,167
Balance at December 31, 2025	$1,224,254
Increase to derivative for new issuances	—
Derivative loss due to mark to market adjustment	262,948
Balance at March 31, 2026	$1,487,202

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy is as follows:

Inputs	March 31, 2026	December 31, 2025	Initial Valuation
Stock price	$2.00	$0.60 - 1,580	$2.00 – 78.00
Conversion price	$0.475 – 1.43	$174.08 – 547.79	$0.60 – 40.00
Volatility (annual)	440.72 – 510.66%	3.48 – 3.70%	259.35 - 500.68%
Risk-free rate	3.67 – 3.70%	–%	4.19 – 4.42%
Dividend rate	–	0.25 – 1.00	–
Years to maturity	0.25 – 0.71	0.60 - 1,580.00	1

NOTE 7 – COMMON STOCK

On May 27, 2025, the Board of Directors approved a 1-for-20,000 reverse split of the Company’s common stock and a change of the Company’s name to SB Technology Holdings, Inc. Both the reverse stock split and the name change became effective on April 16, 2026. All share and per share amounts of common stock presented throughout these financial statements have been retroactively restated to reflect the reverse stock split.

NOTE 8 – PREFERRED STOCK

The Company is authorized to issue 100,000,000 shares of $0.0001 par value Series A preferred stock (“Series A”). Each share of Series A shall have Super Voting rights of 10,000 votes at any meeting for each 1 share of Series A Preferred held. On February 1, 2024, the conversion ratio for the preferred shares was changed from 900 to 1 share of common stock for every share of preferred. The Series A is entitled to dividends to be paid twice the amount of dividends issued by the Company to common stockholders on a pro rata basis with the number of Series A Preferred shares held.

NOTE 9 – INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities and for net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the periods in which the temporary differences are expected to reverse.

For the three months ended March 31, 2026, the Company incurred a pretax loss of $337,071. The Company recorded no income tax expense or benefit for the period because management has determined that it is more likely than not that the Company’s deferred tax assets will not be realized. Accordingly, a full valuation allowance has been maintained against the Company’s net deferred tax assets.

F-23

The effective tax rate for the three months ended March 31, 2026 differed from the U.S. federal statutory rate primarily due to the increase in the valuation allowance recorded against deferred tax assets.

The Company’s deferred tax assets consisted primarily of the following:

	March 31, 2026	December 31, 2025
Deferred tax asset related to net operating loss carryforwards	$24,347,000	$24,276,000
Valuation allowance	(24,347,000)	(24,276,000)
Net deferred tax asset	$-	$-

The Company has approximately $116 million of federal net operating loss carryforwards available to offset future taxable income as of March 31, 2026. Utilization of these net operating loss carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code due to changes in ownership.

The Company’s effective tax rate reconciliation for the three months ended March 31, 2026 is as follows:

Rate
Federal statutory rate	21.0%
State income taxes, net of federal benefit	0.0%
Change in valuation allowance	(21.0)%
Effective tax rate	0.0%

NOTE 10 – SUBSEQUENT EVENTS

In accordance with ASC 855 management has performed an evaluation of subsequent events through the date that the financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following.

Name Change; Reverse Split. The Board of Directors previously approved, on May 27, 2025, a 1-for-20,000 reverse split of the Company’s common stock and a change of the Company’s name to SB Technology Holdings, Inc. Both the reverse stock split and the name change became effective on April 16, 2026. All share and per share amounts of common stock presented throughout these financial statements have been retroactively restated to reflect the reverse stock split.

Assignment of Debt Agreement. On May 28, 2026, the Company entered into an Assignment of Debt Agreement with Hallmark Venture Group, Inc., a related party, pursuant to which the Company acquired all rights, title, and interest in a promissory note issued by Traderverse, Inc. with an outstanding balance of approximately $113,752, including accrued interest. The Company paid $1,000 to acquire the note, which was acquired on an “as is, where is” basis without recourse to the seller.

Director Removal. On June 5, 2026, by written consent of the holder of a majority of the voting power of the Company’s capital stock, William P. Farrand was removed for cause as a director and as an officer of the Company, effective immediately. Following such removal, Paul Strickland, the Company’s Secretary, served as the sole director and sole officer of the Company until the change of control described below.

Change of Control. On June 8, 2026, the Company entered into a Membership Interest Exchange and Change of Control Agreement (the “Exchange Agreement”) and consummated the transactions contemplated thereby. Pursuant to the Exchange Agreement, the Company agreed to acquire one hundred percent (100%) of the membership interests of Canvas 2709, LLC, a Florida limited liability company whose principal asset is real property located at 7311 NW 12th Street, Unit 15, Miami, Florida, and Selkirk Global Holdings, LLC transferred its 95,858,282 shares of Series A Preferred Stock, representing voting control of the Company, to The David and Jessika Contreras Living Trust. In connection with the closing, Paul Strickland resigned from all of his positions as a director and officer of the Company, and Jessika Contreras was appointed as the Company’s sole director and as President, Chief Executive Officer, Secretary and Treasurer.

Name Change. On June 16, 2026, the Board of Directors approved a change of the Company’s name to Biomolecular Life Holdings, Inc., which was approved and became effective June 16, 2026.

Marketing Services and License Agreement. On July 23, 2026, the Company entered into a Marketing Services and License Agreement (the “Marketing Agreement”) with Biomolecular Life LLC, a Florida limited liability company (“BML”). BML develops, markets, and sells a line of dietary supplement products for humans and pets under the “Biomolecular Life” brand, including its BIOREVIT (vitality and energy support), IMMUNO (immune system support), and MEN (active men revitalization) products, together with such additional products as the parties may add by mutual written agreement (collectively, the “Products”).

Jessika Contreras, the Company’s sole director and its President, Chief Executive Officer, Secretary and Treasurer, is the manager of BML and executed the Marketing Agreement on behalf of both parties.

F-24